Exhibit 10.2

Execution Version

AMENDED & RESTATED CREDIT AGREEMENT

dated as of

February 1, 2017

among

LOGMEIN, INC.,

as the Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunner and Joint Lead Arranger,

and

Wells Fargo Securities, LLC, and RBC Capital Markets,

as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents,

and

Silicon Valley Bank, Citizens Bank, N.A., Bank of America, N.A. and

SunTrust Bank, as Documentation Agents.

SCHEDULES:

Schedule 2.01 – Revolving Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.13 — Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.03 — Identified Sales Assets

Schedule 6.04 — Existing Investments

Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrower Accession Agreement

Exhibit C-1 — U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-2 — U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-3 — U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-4 — U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-1 — Form of Subsidiary Guarantee Agreement for Domestic Subsidiaries.

Exhibit D-2 — Form of Subsidiary Guarantee Agreement for Foreign Subsidiaries

Exhibit E — Form of Increasing Lender Agreement

Exhibit F — Form of Augmenting Lender Agreement

AMENDED & RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of February 1, 2017, among LOGMEIN, INC., a Delaware corporation (“LMI” together with each Additional Borrower (as defined below), each a “Borrower” and, collectively, the “Borrowers”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, LMI, LogMeIn Ireland Holding Company Limited, an Irish incorporated limited liability company, the Administrative Agent, and the Lenders as of the date hereof are each party to that certain Credit Agreement dated as of February 18, 2015, which was amended by a First Amendment to Credit Agreement dated as of January 22, 2016 (as further amended, restated, modified and supplemented prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, LMI has requested that the aggregate Revolving Commitments be increased to $400,000,000, which the Lenders party hereto are willing to agree to, and the Borrower, the Lenders and the Administrative Agent also wish to amend various other covenants, terms and provisions of the Credit Agreement; and

WHEREAS, LMI desires and intends for LMI Ireland to become an Additional Borrower hereunder, pursuant to and in accordance with Section 5.09, no later than 90 days after the Effective Date (or such later date as the Administrative Agent may agree); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement, and the Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Subsidiary), or any business or division of any Person (other than an existing Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interest) with ordinary voting power of any Person (other than an existing Subsidiary), or (c) the acquisition of another Person (other than an existing Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Borrower” means any Person that becomes a Borrower pursuant to Section 5.09(a).

“Additional Lender” has the meaning assigned to such term in Section 2.21.

“Adjusted EBITDA” means, with respect to LMI and its Subsidiaries for any period, (a) Net Income of LMI and its Subsidiaries for such period, plus (b) to the extent deducted in the calculation of such Net Income for such period, the sum of (i) Interest Expense; (ii) depreciation expense and amortization expense (including, without limitation the depreciation of fixed assets and the amortization of intangible assets); (iii) provision for income tax; (iv) other non-cash charges, costs and expenses (including, but not limited to, stock-based compensation expense), but only to the extent such non-cash charges, costs and expenses are not reserved for a cash charge to be taken in any subsequent period; (v) any amortization of deferred financing fees, including expenses incurred in connection with the closing and initial funding of the Revolving Commitments and Loans hereunder; (vi) non-recurring charges, costs and expenses incurred during such period in connection with proposed or closed acquisitions (including, without limitation, legal costs, accounting fees, integration costs, severance costs and retention bonuses), incurrence of indebtedness or issuance of equity (in each case, whether or not consummated), provided that the amount added back pursuant to this clause (vi) shall not constitute more than 15% of Adjusted EBITDA for such period; (vii) litigation related charges, costs and expenses (including without limitation, legal costs associated with the defense of claims brought against LMI and its Subsidiaries related to intellectual property infringement claims and other material litigation, and the related settlement cost of such litigation), provided that the amount added back pursuant to this clause (vii) shall not constitute more than 15% of Adjusted EBITDA for such period; (viii) charges, losses and expenses incurred in connection with one-time, non-recurring events, provided that the amount added back pursuant to this clause (viii) shall not constitute more than 15% of Adjusted EBITDA for such period; (ix) fees and expenses incurred in connection with the Merger (including, without limitation, legal costs, accounting fees, integration costs, severance costs and retention bonuses); (x) charges, losses and expenses during such period related to foreign currency exchanges, conversions and/or contracts; (xi) losses from sales of property or assets, other than from sales in the ordinary course of business; and (xii) extraordinary losses; minus (c) to the extent included in the calculation of Net Income, the sum of (i) gains from sales of property or assets, other than from sales in the ordinary course of business; (ii) interest income; (iii) other non-cash income and gains; (iv) income and gains during such period related to foreign currency exchanges, conversions and/or contracts and (v) extraordinary gains, in each case determined in accordance with GAAP.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any of its Affiliates selected by it to act as administrative agent for any of the facilities provided hereunder, together with its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Aggregate Commitment” means the aggregate amount of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $400,000,000.

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Australian Dollars and (e) any other freely traded currency acceptable to all of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Revolving Commitment; provided that pursuant to Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, Australian Dollar Loan or ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurocurrency Loans and Australian Dollar Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Commitment Fee”, as the case may be, based on the Consolidated Total Leverage Ratio applicable on such date:

Pricing Level	Consolidated Total Leverage Ratio	Applicable Rate for Eurocurrency Loans and Australian Dollar Loans	Applicable Rate for ABR Loans	Applicable Rate for Commitment Fee

1	< 1.00 to 1.00	1.250%	0.250%	0.150%

2	≥ 1.00 to 1.00 and < 2.00 to 1.00	1.500%	0.500%	0.200%

3	≥ 2.00 to 1.00 and < 3.00 to 1.00	1.750%	0.750%	0.250%

4	≥ 3.00 to 1.00	2.000%	1.000%	0.300%

For purposes of the foregoing, (a) the Consolidated Total Leverage Ratio shall be determined as of the end of each fiscal quarter of LMI and its Subsidiaries based on the Financial Statements delivered pursuant to Section 5.01(a) or (b) and the corresponding certificate delivered pursuant to Section 5.01(c); and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Financial Statements and certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that Pricing Level 4 set forth above shall apply if LMI fails to deliver the consolidated Financial Statements required to be delivered by it pursuant to Section 5.01(a) or (b) or the corresponding certificate required to be delivered by it pursuant to Section 5.01(c), during the period from the expiration of the time for delivery thereof until such Financial Statements and certificate are delivered. Pricing Level 1 set forth above shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of Financial Statements covering the fiscal quarter of LMI and its Subsidiaries ending December 31, 2016 pursuant to Section 5.01(b) and the corresponding certificate pursuant to Section 5.01(c).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Australian Bill Rate” means, with respect to any Australian Dollar Borrowing for any Interest Period, the rate per annum equal to the average bid rate (the “BBR Screen Rate”) displayed at or about 10:30 a.m. (Sydney Time) on the first day of such Interest Period on the Reuters screen BBSY page for a term equivalent to such Interest Period (expressed as a percentage yield per annum to maturity being the arithmetic average, rounded up to the nearest four decimal places); or to the extent the BBR Screen Rate is not available at such time for any reason, then the applicable rate will be determined by the Administrative Agent to be the average of the buying rates quoted by three Reference Banks at or about 10:30 a.m. (Sydney Time) on the date of determination for bills of exchange with a tenor approximating the length of such Interest Period.

“Australian Dollar Loans” means any Loan denominated in Australian Dollars.

“Australian Dollars” or “A$” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means any of the following bank services provided to any Borrower or any Subsidiary by any Banking Services Provider: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), (d) foreign exchange services and facilities and (e) any other banking services or facilities provided to any Borrower or any Subsidiary by any Banking Services Provider that any Borrower agrees in writing constitutes a “Secured Banking Services Obligation”.

“Banking Services Agreement” means any agreement entered into in connection with Banking Services.

“Banking Services Provider” means any Person that (a) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Banking Services Agreement, in its capacity as a party thereto, or (b) with respect to any Banking Services Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time.”

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, examiner, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of LMI and each Additional Borrower.

“Borrower Accession Agreement” means the Borrower Accession Agreement, between the Administrative Agent and an Additional Borrower relating to such Additional Borrower which is to become a Borrower hereunder at any time on or after the Effective Date, the form of which is attached hereto as Exhibit B.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and Australian Dollar Loans, as to which a single Interest Period is in effect and (b) Term Loans of the same Type and currency (if applicable) made, converted or continued on the same date and, in the case of Eurocurrency Loans and Australian Dollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Newton, Massachusetts are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day that is not a Target Day and (b) when used in connection with an Australian Dollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Australian Dollars in both London and the place designated by the Administrative Agent with respect to Australian Dollars.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of LMI and its Subsidiaries prepared in accordance with GAAP, excluding (a) expenditures made for Permitted Acquisitions, (b) expenditures financed with the proceeds of insurance or casualty proceeds and (c) capitalized software development costs.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, with respect to LMI and its Subsidiaries for any period, the portion of the Interest Expense for such period which is paid in cash.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the issued and outstanding Voting Stock of LMI; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of LMI by Persons who are not Continuing Directors.

“Citrix LLCs” means each of Grasshopper Group, LLC, a Massachusetts limited liability company, and GetGo Communications LLC, a Delaware limited liability company, for any period that Citrix Systems, Inc. maintains voting control of each such limited liability company pursuant to the terms of the applicable Citrix LLC Operating Agreement.

“Citrix LLC Operating Agreements” means, collectively, (a) the Amended and Restated Grasshopper Group, LLC Limited Liability Company Agreement, dated as of January 26, 2017 and (b) the Amended and Restated GetGo Communications LLC Limited Liability Company Agreement, dated as of January 26, 2017.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are Revolving Loans or Term Loans.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Secured Obligations. For greater certainty, the term “Collateral” excludes all “Excluded Property” as defined in Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or perfect Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases and all other written matter whether heretofore, now or hereafter executed by LMI or any of its Subsidiaries and delivered to the Administrative Agent. Any reference in this Agreement or any other Loan Document to a Collateral Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.01(d).

“Computation Date” has the meaning assigned to it in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of LMI and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Fixed Charges” means, with respect to LMI and its Subsidiaries for any period, without duplication, Cash Interest Expense, plus scheduled principal payments on Indebtedness actually made (in each case other than payments due at maturity), all calculated for LMI and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to LMI and its Subsidiaries for any period, the ratio of (a) Adjusted EBITDA minus Unfinanced Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount of Senior Secured Debt of LMI and its Consolidated Subsidiaries on such date of determination to (b) Adjusted EBITDA for the most recent Reference Period ending prior to such date of determination for which the Borrowers have delivered Financial Statements, in each case determined on a pro forma basis to give effect to any Permitted Acquisitions or any material disposition of any business or assets consummated during the period commencing on the first day of such Reference Period and ending on such date of determination, in each case as if such transaction occurred on the first day of such Reference Period.

“Consolidated Total Leverage Ratio” means as of any date of determination, the ratio of (a) the sum of (i) the balance sheet amount of Indebtedness (other than Indebtedness under clause (l) of the definition of “Indebtedness”) of LMI and its Consolidated Subsidiaries on such date of determination plus (ii) the stated amount of all outstanding Letters of Credit on such date of determination to (b) Adjusted EBITDA for the most recent Reference Period ending prior to such date of determination for which the Borrowers have delivered Financial Statements, in each case determined on a pro forma basis to give effect to any Permitted Acquisitions or any material disposition of any business or assets consummated during the period commencing on the first day of such Reference Period and ending on such date of determination, in each case as if such transaction occurred on the first day of such Reference Period.

“Continuing Director” means (a) any member of the Board of Directors of LMI who was a director of LMI on the Effective Date, and (b) any individual who becomes a member of the Board of Directors of LMI after the Effective Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s Term Loans, if any, outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any Borrower, the Administrative Agent or any Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that such Lender will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become, or its Lender Parent has become, the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollar Amount” of any currency at any date means (a) if such currency is U.S. Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in such currency of U.S. Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date.

“Domestic Borrower” means LMI and any other Borrower that is incorporated or organized under the laws of the United States or its territories or possessions.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or its territories or possessions, excluding (a) any such Subsidiary all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries) and (b) any such Subsidiary that is owned by a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank or any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (excluding in each case any rights pursuant to a purchase, merger or acquisition agreement for an Acquisition that is permitted pursuant to this Agreement).

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m. London time on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any

ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€ ” means the single currency of the participating member states of the European Union.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office”of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to LMI and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent in consultation with LMI or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent in consultation with LMI may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means, (a) any Domestic Subsidiary that is (i) an Immaterial Subsidiary, (ii) an Additional Borrower, (iii) a Massachusetts Securities Corporation, or (iv) a Domestic Subsidiary that requires any governmental consent prior to becoming a Guarantor, which has not been obtained (and the Borrowers shall use commercially reasonable efforts to obtain any such consent), and (b) any Foreign Subsidiary that is (i) an Immaterial Subsidiary,

(ii) an Additional Borrower, or (iii) a Foreign Subsidiary to the extent that a guaranty by such Foreign Subsidiary (A) is prohibited under applicable foreign law or the organizational documents of such Foreign Subsidiary (but only if such prohibition in organizational documents has not been removed through the commercially reasonable efforts of the Borrowers), (B) requires any governmental or third party consent (for the avoidance of doubt, not including consents from any Affiliate of any Borrower) which has not been obtained (and the Borrowers shall use commercially reasonable efforts to obtain any such consent), (C) could reasonably be expected to cause adverse tax (including foreign tax) consequences to any Borrower or any Subsidiary or (D) would involve costs that would exceed the practical benefits to the Lenders to be afforded by such guaranty (as determined by the Administrative Agent in its reasonable discretion).

“Excluded Swap Obligations” means, with respect to any Subsidiary Guarantor or any Borrower as a guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party) as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party, or the grant of such security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party, or the grant of such security interest, becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and alternative minimum Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Revolving Commitment (other than pursuant to an assignment requested by LMI under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Borrower.

“Financial Statements” means the financial statements furnished or to be furnished pursuant to Sections 5.01(a) and (b).

“Foreign Borrower” means any Borrower that is not incorporated or organized under the laws of the United States or its territories or possessions.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Exposure” has the meaning assigned to such term in Section 2.11(c).

“Foreign Currency Sublimit” means $100,000,000.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States or its territories or possessions, or a Subsidiary that is incorporated under the laws of the United States or its territories or possessions but is not a Domestic Subsidiary as defined in this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Subsidiary that, together with its Subsidiaries, accounts for less than two percent (2.0%) of Adjusted EBITDA and less than two percent (2.0%) of the book value of all assets (other than goodwill) of LMI and its Subsidiaries for the most recent Reference Period preceding the date thereof for which LMI has delivered Financial Statements; provided that the aggregate Adjusted EBITDA of all Immaterial Subsidiaries may not exceed five percent (5.0%) of Adjusted EBITDA and the aggregate book value of assets (other than goodwill) of all Immaterial Subsidiaries may not exceed five percent (5.0%) of the book value of all assets of LMI and its Subsidiaries for the most recent Reference Period preceding the date thereof for which LMI has delivered Financial Statements.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction; provided that Indebtedness of any Person shall not include unearned revenue to the extent recorded as a liability by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated January 2017 relating to LMI and the Transactions.

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense of LMI and its Subsidiaries for such period with respect to all outstanding Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan or Australian Dollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or Australian Dollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the Eurocurrency Borrowing or Australian Dollar Borrowing last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing or Australian Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Eurocurrency Borrowing or Australian Dollar Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to any Eurocurrency Borrowing or Australian Dollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period for any Agreed Currency, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for such Agreed Currency for the longest period for which the LIBO Screen Rate is available for such Agreed Currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for such Agreed Currency for the shortest period (for which that LIBO Screen Rate is available (for such Agreed Currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada (which shall not be obligated to issue any trade Letters of Credit), and any other Lender that agrees to act as an Issuing Bank, is so designated by LMI and reasonably acceptable to the Administrative Agent, each in its respective capacity as issuer of Letters of Credit hereunder, and any successor in such capacity as provided in Section 2.06(i). Any Issuing Bank may, with the approval of the Administrative Agent, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank’ shall be deemed to be a reference to the relevant Issuing Bank.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of

Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98) (International Chamber of Commerce or ICC Publication No. 590), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Agreed Currency and for any Interest Period, the London interbank offered rate for such Agreed Currency as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such Agreed Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Target Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable Agreed Currency then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMI” means LogMeIn, Inc., a Delaware corporation.

“LMI Ireland” means LogMeIn Ireland Holding Company Limited, an Irish incorporated limited liability company.

“Loan Documents” means, collectively, this Agreement, each Subsidiary Guarantee Agreement and each supplement thereto, each promissory note delivered pursuant to this

Agreement, each Letter of Credit application, the Collateral Documents, the Post-Closing Letter and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the transactions hereunder (but, for avoidance of doubt, excluding any Swap Agreements and Banking Services Agreements). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means the loans (which shall include any Term Loan(s)) made by the Lenders to any Borrower pursuant to this Agreement.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time (it being understood that such local time shall mean London, England time unless LMI is otherwise notified by the Administrative Agent).

“Lower Priced Period” has the meaning assigned to it in Section 2.13.

“Massachusetts Securities Corporation” means any Domestic Subsidiary that is classified as a “security corporation” by the Massachusetts Department of Revenue pursuant to Massachusetts General Law c. 63, § 38B.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of LMI and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of LMI and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the notional amount of the swap obligations with respect to such Swap Agreement.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means February 1, 2022.

“Merger” means the proposed merger/Reverse Morris Trust transaction with GetGo, Inc., a Delaware corporation (“GetGo”) and wholly owned subsidiary of Citrix Systems, Inc., a Delaware corporation (“Citrix”), pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 26, 2016, among Citrix, GetGo, LMI, and Lithium Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LMI (together with all exhibits, schedules and disclosure letters thereto, and as the same has been amended to the date hereof and as may be further amended in accordance with the provisions of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of LMI and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; excluding (a) the income (or deficit) of any entity accrued prior to the date it becomes a Subsidiary of LMI or is merged into or consolidated with LMI, (b) the income (or deficit) of any such entity (other than a Subsidiary of LMI) in which LMI or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by LMI or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of LMI to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or legal requirement applicable to such Subsidiary.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Loan Party Subsidiary” means any Subsidiary that is not a Loan Party.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any debtor relief laws naming any Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in such Foreign Currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for such Foreign Currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing or LC Disbursement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such Foreign Currency.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Parties” means the Borrowers or any of their respective Affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Borrower or any Subsidiary that satisfies all of the following conditions:

(a) both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, the Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10;

(c) if the aggregate consideration paid in connection with such Acquisition (including all cash consideration paid, all transaction costs incurred and all Indebtedness incurred or assumed in connection therewith, and the maximum amount payable under any earn-out obligations in connection therewith as reasonably calculated on the date of such Acquisition) exceeds $50,000,000, LMI shall have first delivered to the Administrative Agent a certificate demonstrating compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10, in accordance with paragraph (b) of this definition, together with copies of corresponding pro forma financial statements, in each case in form and detail reasonably satisfactory to the Administrative Agent;

(d) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose Equity Interests are to be acquired; and

(e) in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving entity shall be a Loan Party or shall become a Loan Party, in each case, to the extent required in accordance with Section 5.10.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens in respect of judgments, orders or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances (including matters of record, minor defects and irregularities in title) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

(g) the interests of lessors and leasees (and any Liens on the interests of any lessor or leasee) under leases; and

(h) the interests of licensors and licensees (and any Liens on the interests of any licensors or licensee) under license agreements;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) marketable securities that are listed as such on LMI’s Financial Statements; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Unsecured Debt” has the meaning assigned to it in Section 6.01(q).

“Permitted Unsecured Debt Repayment and Repurchase” means payments or prepayments of, or payments or prepayments applied to the redemption (or repurchase and immediate cancellation) of, any Permitted Unsecured Debt, so long as at the time thereof and immediately after giving effect (including pro forma effect) thereto, (a) no Default or Event of Default shall have occurred and be continuing and (b) (i) LMI shall be in compliance on a Pro Forma Basis with the Consolidated Total Leverage Ratio financial covenant set forth in Section 6.10(b), and (ii) the aggregate consideration paid in connection with all such Permitted Unsecured Debt Repayments and Repurchases shall not exceed $15,000,000 in the aggregate during any fiscal year for all such payments or prepayments; provided, however, that the limit on aggregate consideration set forth in preceding clause (b)(ii) will not apply to any Permitted Unsecured Debt Repayment and Repurchase made during a period when the Consolidated Total Leverage Ratio on a Pro Forma Basis (both before and immediately after giving effect to such payments or prepayments) does not exceed 3.50 to 1.00, and any Permitted Unsecured Debt Repayment and Repurchase made during such period shall not be counted against such limit.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Post-Closing Letter” means that certain Post-Closing Letter between LMI and the Administrative Agent, dated as of the date hereof.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any Acquisition, that the Borrowers are in pro forma compliance with the applicable financial covenants set forth in Section 6.10 (or any more restrictive financial ratio required hereunder, as applicable), recomputed (a) as if such Acquisition (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first day of the most recent Reference Period preceding the date of such Acquisition for which the Borrowers have delivered Financial Statements, (b) with Indebtedness, cash and Cash Equivalent Investments measured as of the date of such Acquisition and immediately after giving effect to such Acquisition and any Indebtedness incurred or assumed in connection therewith, and (c) with Adjusted EBITDA measured for the Reference Period then most recently ended for which LMI has delivered Financial Statements, adjusted as if such Acquisition and any other Acquisitions occurring after the first day of such Reference Period and prior to the date of the calculation had occurred on the first day of such Reference Period.

“Public-Sider” means a Lender whose representatives may trade in securities of LMI or any of its Subsidiaries while in possession of the Financial Statements.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means in connection with any determination of the Australian Bill Rate, the principal Sidney offices, in each case, of JPMorgan Chase Bank, N.A. and one or more Lenders selected by the Administrative Agent from time to time which agrees to be as a Reference Bank hereunder.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of LMI and its Subsidiaries ending on such date.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposures and unused Revolving Commitments at such time; provided that, unless otherwise consented to by the Required Lenders, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Borrower, or any Affiliate of any Borrower shall be disregarded.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s or any successor thereto.

“Sale and Leaseback Transaction” has the meaning assigned to it in Section 6.07(b).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other sanctions authority having jurisdiction over LMI or any of its Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority having jurisdiction over LMI or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Banking Services Obligations” means any and all obligations of any Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any and all Banking Services Agreements with a Banking Services Provider.

“Secured Obligations” means, collectively, all Obligations, Secured Swap Obligations and Secured Banking Services Obligations.

“Secured Parties” means, collectively, the holders of the Secured Obligations from time to time and shall include (a) each Lender and each Issuing Bank in respect of their Loans and LC Exposure, (b) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Loan Parties of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Swap Provider and Banking Services Provider in respect of Secured Swap Obligations and Secured Banking Services Obligations, (d) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Loan Parties to such Person hereunder and under the other Loan Documents, and (e) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.

“Secured Swap Obligations” means any and all obligations of LMI or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Swap Provider, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap

Agreement transaction; provided, however, that for any applicable Subsidiary Guarantor or Borrower as a guarantor thereof, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Subsidiary Guarantor or Borrower as a guarantor.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of the date hereof among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time.

“Senior Secured Debt” of any Person means, as of any date of determination, the sum of (i) the balance sheet amount of Indebtedness (other than Indebtedness under clause (l) of the definition of “Indebtedness”) of LMI and its Consolidated Subsidiaries on such date of determination plus (ii) the stated amount of all outstanding Letters of Credit on such date of determination, in each case, that (a) is secured by a Lien on any property or asset of LMI or any of its Subsidiaries and (b) does not constitute Subordinated Indebtedness.

“Solvent” means that LMI and its Subsidiaries on a consolidated basis are “solvent” within the meaning given such term and similar terms under applicable laws relating to fraudulent transfers and conveyances, including that (a) the fair value of the assets of the LMI and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds their aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of LMI and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) LMI and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) LMI and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other such requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in each case as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Loans denominated in U.S. Dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans and Australian Dollar Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of LMI or any Subsidiary that is expressly subordinated in right of payment and performance to the Obligations, in form and substance reasonably satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of any Borrower. Unless the context otherwise requires, “Subsidiary” means any direct or indirect subsidiary of LMI.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement by each Subsidiary Guarantor in favor of the Credit Parties, substantially in the form of Exhibit D-1 hereto (for Domestic Subsidiaries) or Exhibit D-2 hereto (for Foreign Subsidiaries), and each supplement thereto.

“Subsidiary Guarantors” means, collectively, (a) each Domestic Subsidiary of LMI other than any Excluded Subsidiary, and (b) if there is a Foreign Borrower, then any first tier Foreign Subsidiary of any Borrower that is incorporated or organized in the same jurisdiction as any Foreign Borrower or any other Subsidiary Guarantor, in each case, other than any Excluded Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan (or agreements entered into pursuant to any such plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that (a) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Swap Agreement, in its capacity as a party thereto, or (b) with respect to any Swap Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Target Day” means any day on which (a) with respect to any Eurocurrency Loan in an Agreed Currency other than U.S Dollars, (i) TARGET2 is open for Settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market, and (b) with respect to any Eurocurrency Loan in U.S Dollars any day on which banks are open for dealings in U.S. Dollar in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Term Loans” means, if applicable, the Incremental Term Loans and any other term loans provided for, now or in the future, and outstanding hereunder, as this Agreement may be amended, modified, supplemented, or amended and restated from time to time.

“Total Revolving Credit Exposure” means, the sum of Dollar Amount of the outstanding principal amount of all Lenders’ Revolving Loans and their LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Australian Bill Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures of LMI and its Subsidiaries made during such period which are not financed from the proceeds of any Indebtedness (other than Revolving Loans hereunder; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall not be deemed to be Unfinanced Capital Expenditures).

“U.S.” or “United States” means the United States of America.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Loan Party” means LMI and any other Loan Party that is not a Foreign Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Stock” means, as of any date, the Equity Interests of any Person that are at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the board of directors, board of managers or other equivalent governing body of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan” or “Australian Dollar Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Australian Dollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments as set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if LMI notifies the Administrative Agent that LMI requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies LMI that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II.

The Credits

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to any Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in, subject to Section 2.04, (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans, Eurocurrency Loans or Australian Dollar Loans as the applicable Borrower may request in accordance herewith, provided that each ABR Loan shall only be made in U.S. Dollars; and provided, further, that the initial Borrowing hereunder shall be comprised entirely of ABR Loans unless LMI has delivered to the Administrative Agent, at least three (3) Business Days prior to the date of the proposed initial Borrowing, a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. Each Lender at its option may make any Eurocurrency Loan or any Australian Dollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing or Australian Dollar Borrowing, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $500,000 and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 500,000 units of such currency and that has an Equivalent Amount in excess of $500,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000 and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 1,000,000 units of such currency and that has an Equivalent Amount in excess of $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire balance of the unused Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be (x) more than a total of ten (10) Eurocurrency Revolving Borrowings outstanding or (y) more than a total of five (5) Australian Dollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, LMI, on behalf of the requesting Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency and in the case of an Australian Dollar Borrowing, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by LMI. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or an Australian Dollar Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Agreed Currency and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of an Australian Dollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(viii) in the case of a Borrowing in an Agreed Currency, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no denomination is specified with respect to any requested Eurocurrency Borrowing, then the requested Revolving Borrowing shall be denominated in U.S. Dollars. If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Revolving Borrowing shall be an ABR Borrowing, and in the case of a Borrowing denominated in a Foreign Currency, the requested Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing or Australian Dollar Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing and each Australian Dollar Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Borrowing or Australian Dollar Borrowing;

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Revolving Loans and the LC Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which a Dollar Amount is determined on or as of such day.

SECTION 2.05 [Reserved.]

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or any of its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), LMI, on behalf of the requesting Borrower, shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as the applicable Issuing Bank shall agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, LMI also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit LMI shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the LC Exposure shall not exceed $15,000,000, (ii) the Dollar Amount of each Lender’s Revolving Credit Exposure shall not exceed its Revolving Commitment and (iii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders denominated in Foreign Currencies shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such

Letter of Credit (provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the applicable Borrower receives such notice; provided that, if such LC Disbursement is not less than the Equivalent Amount of $100,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in the Dollar Amount of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If any reimbursement required pursuant to the previous sentence is not made when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Any amount funded by the Lenders under this Section 2.06(e) shall be deemed to be an ABR Revolving Borrowing in the amount of such funding and shall satisfy the Borrowers’ obligation with respect to such LC Disbursement. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, LMI shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the Dollar Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by LMI or any of its Subsidiaries that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve LMI of its obligation to reimburse each Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans (or, if such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Foreign Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans or, if applicable, the Overnight Foreign Currency Rate for such Australian Dollars plus the then effective Applicable Rate with respect to Australian Dollar Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section and such LC Disbursement is not funded with Revolving Loan pursuant to such paragraph (e), then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank or Addition of a New Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among LMI, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. In addition, LMI may add a new Issuing Bank by written agreement among such Issuing Bank and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank or addition of a new Issuing Bank. At the time any such replacement shall become effective, LMI shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) such successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. From and after the effective date of any addition of a new Issuing Bank, (i) such Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of any Issuing Bank under this Agreement with respect to Letters of

Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to, and conditioned on, the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.06(i).

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that LMI receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of any Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders) be applied to satisfy other obligations of the Borrowers under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in U.S. Dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and (ii) in the case of Loans denominated in a Foreign Currency, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such Foreign Currency and at such Eurocurrency Payment Office. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to (x) in the case of Loans denominated in U.S. Dollars, an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request, and (y) in the case of Loans denominated in a Foreign Currency, an account of the applicable Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, for the first two Business Days following the date on which such amount is made available to such Borrower, the interest rate applicable to such Loan, and at the expiration of the second Business Day and thereafter, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or Australian Dollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, provided that a Eurocurrency Revolving Borrowing or Australian Dollar Revolving Borrowing denominated in a Foreign Currency may not be converted to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing or Australian Dollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or Australian Dollar Borrowing; and

(iv) if the resulting Borrowing is (1) an Australian Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, or (2) a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, in each case, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or Australian Dollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing or Australian Dollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency or, in the case of an Australian Dollar Borrowing it shall automatically continue as an Australian Dollar Borrowing in such currency, with an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies LMI, then, so long as an Event of Default is continuing (x) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing or Australian Dollar Borrowing and (y) unless repaid, each Eurocurrency Revolving Borrowing and Australian Dollar Borrowing shall be converted to an ABR Borrowing (and any such Australian Dollar Borrowing and Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) LMI may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii)

LMI shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Revolving Credit Exposure would exceed the Aggregate Commitment.

(c) LMI shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by LMI pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by LMI may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, in which case such notice may be revoked, or the effective date of such reduction or termination extended, by LMI (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date. On the Maturity Date, all Loans shall become absolutely due and payable and the Borrowers shall pay all of the Loans outstanding, together with any and all accrued and unpaid interest thereon.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender pursuant to paragraph (b) and the accounts and records of the Administrative Agent maintained pursuant to paragraph (c) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11 Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each prepayment shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $100,000 and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 100,000 units of such currency and that has an Equivalent Amount in excess of $100,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $500,000 and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 500,000 units of such currency and that has an Equivalent Amount in excess of $500,000.

(b) LMI shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in a Foreign Currency or of an Australian Dollar Borrowing not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked, or the date of such prepayment extended, if such notice of termination is revoked, or the date of such termination extended, in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.

(c) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the total Revolving Credit Exposures of all Lenders (calculated, with respect to Revolving Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Lender’s Revolving Loans and LC Exposure) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar

Amount of the total Revolving Credit Exposures of all Lenders (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the Aggregate Commitment or (B) the aggregate principal Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, LMI shall, or shall cause the applicable Borrower to, in each case, immediately (or, in the case of an overdraw resulting solely from fluctuations in currency exchange rates as described in the foregoing clause (ii), within two (2) Business Days after receiving notice thereof from the Administrative Agent) repay Revolving Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the Dollar Amount of the total Revolving Credit Exposures (so calculated and netting the applicable LC Exposure against any such cash collateral) to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure (so calculated and netting the applicable LC Exposure against any such cash collateral) to be less than or equal to the Foreign Currency Sublimit, as applicable.

SECTION 2.12 Fees. (a) LMI agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate for commitment fees (subject to adjustment as set forth in Section 2.13(f)) on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be payable in U.S. Dollars, shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of this Section 2.12(a), the unused amount of the Revolving Commitment of any Lender shall be deemed to be the excess of (b) the Revolving Commitment of such Lender over (i) the Revolving Credit Exposure of such Lender. Pricing Level 1 set forth in the definition of “Applicable Rate” shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of Financial Statements covering the fiscal quarter of LMI and its Subsidiaries ending December 31, 2016 pursuant to Section 5.01(b) and the corresponding certificate pursuant to Section 5.01(c).

(c) LMI agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between LMI and each Issuing Bank, such rates not to exceed 0.25%, on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the

Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) LMI agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between LMI and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, and the Loans comprising each Australian Dollar Borrowing shall bear interest at the Australian Bill Rate plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand by the Administrative Agent, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan or Australian Dollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest for all Borrowings denominated in Australian Dollars and/or in Pounds Sterling shall be computed on the basis of a year of three hundred sixty-five (365) days, and in each case, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, Australian Bill Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If, as a result of any restatement of or other adjustment to the Financial Statements or for any other reason, LMI or the Administrative Agent determines that (x) the Consolidated Total Leverage Ratio as calculated by LMI as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, LMI shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that, if any such restatement or adjustment would have resulted in a lower pricing for any other period (each, a “Lower Priced Period”), there shall be deducted from such additional interest and fees an amount equal to (but in no event greater than the amount of such additional interest and fees) the excess of interest and fees actually paid for such Lower Priced Period over the amount of interest and fees that should have been paid during such Lower Priced Period. LMI’s obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder for the limited period ending on the date that is one (1) year following the date upon which such termination and repayment occurred.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

(c) then the Administrative Agent shall give notice thereof to LMI and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the

Administrative Agent notifies LMI and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any such Borrowing Request requests a Eurocurrency Borrowing denominated in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any such Borrowing Request requests a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market or the Australian Dollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency. if permitted hereunder) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency), then LMI will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time LMI will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to LMI and shall be conclusive absent manifest error. LMI shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that LMI shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies LMI of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Australian Dollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or Australian Dollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or Australian Dollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith, but excluding any failure resulting from a notice from the Administrative Agent under Section 2.14) or (d) the assignment of any Eurocurrency Loan or Australian Dollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by LMI pursuant to Section 2.19, then, in any such event, LMI shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or Australian Dollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Australian Bill Rate (as applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency, eurodollar or Australian Dollar market (as applicable). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to LMI and shall be conclusive absent manifest error. LMI shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17 Taxes; Payments Free of Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as is reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority provided, however, that the Loan Parties shall not be obligated to make payment to any Recipient pursuant to this Section 2.17 in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes, if (i) with respect to Indemnified Taxes paid or payable by such Recipient, written demand therefor has not been made by such Recipient within ninety (90) days from the date on which such Recipient received written notice of the imposition of Indemnified Taxes or Other

Taxes by the relevant Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by the Recipient in making such written demand, or (ii) such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of any Recipient or its Affiliates. A certificate as to the amount of such payment or liability delivered to LMI by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to LMI and the Administrative Agent, at the time or times reasonably requested by LMI or the Administrative Agent, such properly completed and executed documentation reasonably requested by LMI or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by LMI or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by LMI or the Administrative Agent as will enable LMI or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to LMI and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of LMI or the Administrative Agent), an executed of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to LMI and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of LMI or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to LMI and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of LMI or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit LMI or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to LMI and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by LMI or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by LMI or the Administrative Agent as may be necessary for LMI and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify LMI and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at (x) in the case of payments denominated in U.S. Dollars, its offices at 270 Park Avenue, New York, New York, and (y) in the case of payments denominated in a Foreign Currency, its Eurocurrency Payment Office for such Foreign Currency, except payments to be made directly to any Bank, as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided in this Agreement, all payments hereunder shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Borrowers hereunder in such Foreign Currency shall instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied as specified by LMI or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable to the Administrative Agent; second, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts (other than principal, interest, commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees) payable to the Lenders and the Issuing Banks; third, to pay that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees and interest then due and payable on the Loans and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause third payable to them; fourth, to pay that portion of the Secured Obligations constituting unpaid principal on the Loans and unreimbursed LC Disbursements and any Secured Banking Services Obligations and Secured Swap Obligations then owing, ratably among the Lenders, the Issuing Banks, the Swap Providers and the Banking Services Providers in proportion to the respective amounts described in this clause fourth held by them; fifth, to the Administrative Agent for the benefit of the Issuing Banks and the Lenders, to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit in accordance with Section 2.06(j); and sixth, to pay any other Secured Obligation then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause sixth payable to them. Notwithstanding the foregoing, Secured Banking Services Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider. Each Banking Services Provider or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. No Banking Services Provider or Swap Provider that obtains the benefits of this Section 2.18(b), the Subsidiary Guarantee Agreement or any Collateral by virtue of the provisions hereof or of the Subsidiary Guarantee Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Banking Services Obligations or Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider. Secured Swap Obligations that constitute Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to amounts received from other Loan Parties or their assets to preserve the allocation to Secured Swap Obligations otherwise set forth in this Section 2.18(b).

(c) If at any time insufficient funds are received by the Administrative Agent from any Borrower (or from LMI as guarantor of the Obligations of such Borrower pursuant to Article X) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from LMI, on behalf of the applicable Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the applicable Borrower have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender or a Non-Consenting Lender, then, in each case, LMI may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), in each case to the extent such consent would be required pursuant to Section 9.04(b), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) or Section 2.12(b);

(b) the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that (i) such Defaulting Lender’s Revolving Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, LMI shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the applicable Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if LMI cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by LMI in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, LMI, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Expansion Option; Incremental Facilities.

(a) LMI may from time to time elect to increase the Revolving Commitments and/or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $10,000,000 (or the remaining amount available under this Section 2.21) and an integral multiple of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Revolving Commitment increases and all such Incremental Term Loans does not exceed $200,000,000 (such that the aggregate amount of all Revolving Commitments and Incremental Term Loans hereunder, at any time, does not exceed $600,000,000). Each request from LMI pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment and/or Incremental Term Loan. LMI may arrange for any such Revolving Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender” and, together with each Increasing Lender, collectively, the “Additional Lenders”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or to extend Revolving Commitments, as the case may be; provided, that (i) each Augmenting Lender shall be subject to the approval of LMI and the Administrative Agent and, except in the case of an Incremental Term Loan, each Issuing Bank, which approvals shall not be unreasonably withheld, delayed or conditioned and (ii) (A) in the case of an Increasing Lender, LMI and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, LMI and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder or to provide any Incremental Term Loan at any time. No existing Lender shall have any obligation or be required to provide any Revolving Commitment increase or participate in any Incremental Term Loan unless it expressly so agrees. No consent of any Lender (other than the Additional Lenders participating in such Revolving Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21. The terms of the additional Revolving Commitments and Incremental Term Loans, the Applicable Rates, and the termination date of such Revolving Commitments and maturity dates of such Incremental Term Loans, shall all be consistent with the terms hereof; provided that the upfront fees paid in connection therewith shall be as agreed by LMI, the Additional Lenders and the Administrative Agent.

(b) Revolving Commitment increases, new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by LMI, the Administrative Agent and the relevant Additional Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender), new Revolving Commitment or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Revolving Commitment increase, new Revolving Commitment or Incremental Term Loan, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied both before and immediately after giving effect to such Revolving Commitment increase, new Revolving Commitment or Incremental Term Loan or shall have been waived by the Required Lenders, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of LMI and (B) the Borrowers shall be in pro forma compliance with each financial covenant set forth in Section 6.10, recomputed (1) as if such Revolving Commitment increase, new Revolving Commitment or Incremental Term Loan (and any drawings of such Revolving Commitment increase or new Revolving Commitment or funding of Incremental Term Loans and the application of proceeds thereof to the repayment of any other Indebtedness) had occurred on the first day of the most recent Reference Period preceding the date thereof for which the Borrowers have delivered Financial Statements, (2) with Indebtedness measured as of the date of and immediately after giving effect to any funding in connection with such Revolving Commitment increase, new Revolving Commitment or Incremental Term Loan (and any drawings of such Revolving Commitment increase or new Revolving Commitment, or funding of Incremental Term Loans, and the application of proceeds thereof to the repayment of any other Indebtedness) and (3) with Adjusted EBITDA measured on a Pro Forma Basis for the Reference Period then most recently ended for which LMI has delivered Financial Statements, and (ii) the Administrative Agent shall have received documents (including legal opinions), board resolutions and other customary closing certificates as reasonably required by the Administrative Agent and otherwise consistent with those delivered on the Effective Date as to the corporate power and authority of each of the Borrowers to borrow hereunder (and of the Subsidiary Guarantors to Guarantee such obligations and of applicable Loan Parties to grant liens on Collateral as required hereunder), immediately after giving effect to such Revolving Commitment increase, new Revolving Commitment or Incremental Term Loan.

(c) On the effective date of any increase in the Revolving Commitments or any new Revolving Commitment, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase or new Revolving Commitment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) each Borrower shall be deemed to have repaid and reborrowed all of its respective outstanding Revolving Loans as of the date of any increase in the Revolving Commitments or any new Revolving Commitment (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by LMI, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan or each Australian Dollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d) The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and any other Term Loans hereunder, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date, as agreed by LMI, the Lenders participating in such Incremental Term Loans and the Administrative Agent), (iii) shall have a weighted average life to maturity that is no earlier than the weighted average life to maturity of the then existing Term Loans hereunder, and (iv) shall be treated substantially the same as (and in any event no more favorably than) the existing Term Loans and Revolving Loans; provided, that (x) the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional, or different, financial covenants or other covenants and/or prepayment requirements applicable only during periods after the Maturity Date, and (y) any interest rate margins, upfront fees, original issue discounts (“OID”), interest rate floors and any customary arrangement or commitment fees applicable to the Incremental Term Loans shall be determined by the Borrowers and the applicable Additional Lenders.

(e) Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such Incremental Term Loan, if any, each Augmenting Lender participating in such Incremental Term Loan, if any, and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders (except to the extent, if any, required pursuant to the provisos in Section 9.02(b)), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effectuate and implement the provisions of this Section 2.21. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder or to provide Incremental Term Loans at any time.

SECTION 2.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

ARTICLE III.

Representations and Warranties

Each Domestic Borrower represents and warrants, and to the extent that such representation is applicable to a Foreign Borrower, such Foreign Borrower represents and warrants, to the Lenders that:

SECTION 3.01 Organization; Powers. LMI and each of its Subsidiaries is duly organized or incorporated, validly existing and in good standing (or the equivalent thereof in any jurisdiction outside the United States) under the laws of the jurisdiction of its organization or incorporation, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational and, if required, equityholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation in any material respect or (ii) the charter, by-laws or other organizational documents of any Borrower or any Subsidiary or (iii) any order of any Governmental Authority in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any Subsidiary, to the extent that such violation, default or right to require a payment could reasonably be expected, to have Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary other than pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) LMI has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2015 and December 31, 2014, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2016, certified by a Financial Officer of LMI. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of LMI and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end and audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2015, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of LMI and its Subsidiaries, taken as a whole.

SECTION 3.05 Properties. (a) Each Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, free of all Liens other than those permitted by Section 6.02.

(b) Each Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted, and, to the knowledge of LMI, the use thereof by the Borrowers and their Subsidiaries in their respective businesses as currently conducted does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions or, as of the Effective Date, the Merger.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Borrower nor any Subsidiary is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Borrower and each Subsidiary has timely filed or caused to be filed all federal and material state and local Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended, or any successor thereto) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11 Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time such projected financial information was furnished.

SECTION 3.12 Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of each Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary or any of their directors, executive officers or Financial Officers, or (b) to the knowledge of any Borrower, any officer (other than an executive officer or Financial Officer) or employee or agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, other Transactions or the Merger contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.13 Subsidiaries. As of the date of this Agreement, Schedule 3.13 is a complete list of each Subsidiary of LMI and each such Subsidiary’s jurisdiction of incorporation or organization.

SECTION 3.14 Federal Regulations. No Borrower nor any Subsidiary is engaged or will engage in any activities, nor shall use any portion of the proceeds of the Loans be used for any purpose, which in either case violate or are inconsistent with the provisions of Regulations U and X of the Board as now and from time to time hereafter in effect.

SECTION 3.15 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon completion of all filings and recordings required pursuant to the applicable Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and Liens permitted pursuant to Section 6.02, to the extent any such Permitted Encumbrances or other permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16 Employment Matters. As of the Effective Date, there are no strikes or lockouts against any Borrower or any Subsidiary pending or, to the knowledge of any Borrower, threatened. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from any Borrower or any Subsidiary, or for which any claim may be made against any Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary.

SECTION 3.17 No Default. No Default or Event of Default has occurred and is continuing or would result from consummation of the Transactions and the Merger.

SECTION 3.18 Reserved.

SECTION 3.19 No Burdensome Restrictions. No Borrower nor any Subsidiary is party to any agreement, or subject to any provision of law, compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.20 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV.

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective, and this Agreement shall not be effective to amend and restate the Existing Credit Agreement, until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), other than the items specified in the Post-Closing Letter:

(a) Loan Documents. The Administrative Agent (or its counsel) shall have received from each party to the Loan Documents either (i) a counterpart of each Loan Document to which such Person is a party, signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of each Loan Document to which such Person is a party) that such Person has signed a counterpart of each such Loan Document.

(b) Collateral Documents. The Administrative Agent shall have received all Collateral Documents required to be executed and/or delivered pursuant to the Security Agreement, including such UCC-1 Financing Statements, intellectual property filings and other similar or applicable filings as will be necessary or desirable to provide the Administrative Agent with a perfected, first priority security interest in the Collateral under the Security Agreement, in each case, subject to the requirements, limitations and exceptions set forth in the Security Agreement and the other Collateral Documents, if any.

(c) Updating of Compliance Certificate. The Administrative Agent and the Lenders shall have received an updated, duly completed compliance certificate signed by a Financial Officer of the Company as required by Section 5.01(c) with respect to the financial statements delivered for the Reference Period ending as of September 30, 2016.

(d) Merger. The Merger will be consummated pursuant to the Merger Agreement, and no provision of the Merger Agreement shall have been amended, consent to or waived in any manner that is materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(e) Lien Searches. The Administrative Agent (or its counsel) shall have received from each Loan Party copies of Uniform Commercial Code search reports listing all effective financing statements filed against such Loan Party, with copies of such financing statements, as well as copies of such tax, litigation, judgment, bankruptcy, intellectual property and any other search reports as the Administrative Agent may reasonably request.

(f) Payoff Letters. The Administrative Agent shall have received payoff letters in form and substance reasonably satisfactory to the Administrative Agent evidencing repayment in full of all Indebtedness, if any, other than Indebtedness permitted by Section 6.01, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing, or with authorization for the Administrative Agent to file Uniform Commercial Code and other termination statements with respect thereto, in each case subject only to repayment in full of such Indebtedness in accordance with the terms of the applicable payoff letters.

(g) Legal Opinions. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP and other applicable local counsel (if any), counsel for the Loan Parties, covering such other matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(h) Organizational Documents and Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (or the equivalent thereof in any jurisdiction outside the United States) of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents and the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(i) Representations and Warranties. The representations and warranties of each Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects, if already qualified by concepts of materiality) on and as of the Effective Date (or, to the extent any such representation or warranty is expressly stated to have been made as of a specific earlier date, on and as of such earlier date).

(j) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of

LMI, (A) confirming compliance with the conditions set forth in paragraph (i) of this Section 4.01 and in paragraphs (a) and (b) of Section 4.02, and (B) certifying (with supporting calculations and corresponding pro forma financial statements), in form and substance reasonably satisfactory to the Administrative Agent, that each Borrower is and will be in pro forma compliance with all financial covenants set forth in Section 6.10, including immediately after giving effect to the Merger and the incurrence of all Indebtedness in connection therewith.

(k) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable pursuant to this Agreement and the Fee Letter on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including counsel to the Administrative Agent) required to be reimbursed or paid by any Borrower hereunder.

(l) Financial Statements. The Administrative Agent shall have received (i) the audited consolidated financial statements of LMI and its Subsidiaries for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements have been filed with the SEC and (ii) satisfactory unaudited interim consolidated financial statements of LMI and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to the foregoing clause (i), as to which such financial statements have been filed with the SEC.

(m) Know Your Customer, etc. The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent at least five (5) Business Days prior to the Effective Date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(n) Solvency Certificate. The Administrative Agent and the Lenders shall have received a written certification from a Financial Officer of LMI that, both before and immediately after giving effect to the Merger and the incurrence of all Indebtedness in connection therewith, and including all Indebtedness of each Borrower and the Subsidiaries outstanding on the Effective Date (including, for the avoidance of doubt, the aggregate amount of Loans to be borrowed hereunder on the Effective Date), LMI and its Subsidiaries, on a consolidated basis, are and will be Solvent.

(o) Governmental and Third Party Approvals. All governmental and third party filings, approvals and authorizations necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with (i) the Transactions and the consummation of the Transactions, and (ii) the continuing operations of the Borrowers and their Subsidiaries (including GetGo, Inc., after giving effect to the Merger), shall have been duly obtained or made and shall be in full force and effect.

The Administrative Agent shall notify LMI and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on February 28, 2017 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects, if already qualified by concepts of materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Domestic Borrower covenants and agrees with the Lenders, and to the extent applicable to a Foreign Borrower, such Foreign Borrower covenants and agrees, that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. LMI will furnish to the Administrative Agent, for Administrative Agent to furnish to each Lender, including (except with respect to information delivered pursuant to clauses (c), (d) and (f) below) to their Public-Siders:

(a) within 90 days after the end of each fiscal year of LMI, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of LMI and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of LMI, its consolidated balance sheet and related statements of operations,

stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of LMI and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end and audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate signed by a Financial Officer of LMI (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, and (iii) including, as applicable, any updated versions of Exhibits to the Security Agreement, as required by Section 4.16 of the Security Agreement;

(d) [reserved];

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or, in compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events. LMI will furnish to the Administrative Agent, for the Administrative Agent to furnish to each Lender, prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower or any Subsidiary in an aggregate amount exceeding $40,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of LMI setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Copies of financial statements and other notices required under Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which posted to an electronic system or intranet or internet website to which the Administrative Agent and each Lender have access.

SECTION 5.03 Existence; Conduct of Business. LMI will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any sale, lease, transfer, disposition, merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. LMI will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) LMI or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. LMI will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. LMI will furnish to the Administrative Agent, upon its request, information in reasonable detail as to the insurance so maintained. LMI shall promptly deliver to the Administrative Agent endorsements (x) to all property insurance policies covering Collateral naming the Administrative Agent as lender loss payee, and (y) to all general liability and umbrella liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times (provided that certain insurance endorsements may be delivered after the Effective Date in accordance with the Post-Closing Letter). In the event LMI or any Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. LMI will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06 Books and Records; Inspection Rights. LMI will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP. LMI will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that unless an Event of Default has occurred and is continuing, (a) such visits and inspections shall be no more frequent that once per calendar year, and (b) LMI shall not be required to pay the costs and expenses of any Lender visit or inspection unless it is concurrent with the Administrative Agent visit and inspection.

SECTION 5.07 Compliance with Laws. LMI will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by each Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (i) to refinance any loans and letters of credit outstanding under the Existing Credit Agreement, to the extent applicable, and (ii) for general corporate purposes of the Borrowers and their respective Subsidiaries, including to finance costs and expenses incurred or to be incurred in connection with the Merger. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Borrowing or issuance of any Letter of Credit, and the Borrowers shall not use, and shall procure that their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or draw on any Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Additional Borrowers; Removal of Borrowers.

(a) Additional Borrowers. (i) If after the Effective Date, LMI desires another Subsidiary to become a Borrower hereunder, LMI shall, or shall cause such Subsidiary to: (i) provide at least five (5) Business Days’ prior notice to the Administrative Agent; (ii) deliver to the Administrative Agent a Borrower Accession Agreement duly executed by all parties thereto; (iii) satisfy all of the conditions with respect thereto set forth in this Section 5.09(a) in form and substance reasonably satisfactory to the Administrative Agent; (iv) deliver to the Administrative

Agent all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (v) obtain the consent of each Lender that such Additional Borrower is acceptable as a Borrower under the Loan Documents.

(ii) Each such Subsidiary’s addition as a Borrower shall also be conditioned upon the Administrative Agent having received (A) a certificate signed by a duly authorized officer of such Subsidiary, dated the date of such Borrower Accession Agreement certifying that: (1) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date (or in all respects if already qualified by concepts of materiality), before and after giving effect to such Subsidiary becoming an Additional Borrower and as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, or in all respects if already qualified by concepts of materiality), and (2) no Default or Event of Default has occurred and is continuing as of such date or would occur as a result of such Subsidiary becoming an Additional Borrower; and (B) any such additional documents (including legal opinions) and certificates pertaining to the Additional Borrower as the Administrative Agent or its counsel received on the Effective Date with respect to LMI, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iii) Upon such Subsidiary’s addition as an Additional Borrower, such Subsidiary shall be deemed to be a Borrower and specifically a Domestic Borrower or a Foreign Borrower, as applicable, hereunder. The Administrative Agent shall promptly notify each applicable Lender upon each Additional Borrower’s addition as a Borrower hereunder and shall, upon request by any Lender, provide such Lender with a copy of the executed Borrower Accession Agreement. With respect to the accession of any Additional Borrower, each Lender shall be responsible for making a determination as to whether it is capable of making advances to such Additional Borrower without the incurrence of withholding taxes, provided that the Borrowers and their tax advisors shall cooperate in all reasonable respects with the Administrative Agent and such Lender in connection with any analysis necessary for such Lender to make such determination and the Borrowers shall bear all costs and expenses incurred in connection with such determination pursuant to the terms and conditions set forth in Section 9.03(a). In the case of the proposed addition of any new Borrower seeking to borrow in any currency that is not expressly listed in the definition of “Agreed Currency” at such time, the Borrowers, the Agent and the Lenders shall enter into an amendment to this Agreement to address any new interest rates, borrowing procedures and any other necessary changes to this Agreement, in each case with respect to Borrowings in such additional currency, to the extent such an amendment is required by the Administrative Agent in its sole discretion.

(b) Removal of Borrowers. So long as no Default or Event of Default has occurred and is then continuing, and subject to compliance with Section 5.10, LMI may remove any Subsidiary of LMI as a Borrower under this Agreement that has no Loans advanced to it or Letters of Credit issued for its account (as a Borrower and/or applicant) outstanding at the time of such removal by providing written notice of such proposed removal to the Administrative

Agent which shall promptly give the Lenders notice of such removal. After the receipt of such written notice by the Administrative Agent, and effective upon such Subsidiary becoming a Subsidiary Guarantor to the extent required by Section 5.10 (or if not required to become a Subsidiary Guarantor effective upon the date of such notice from the Borrower), such Subsidiary shall cease to be a Borrower hereunder. Once removed pursuant to this Section 5.09(b), such Subsidiary shall have no right to borrow or request the issuance of Letters of Credit under this Agreement unless LMI provides notice as required pursuant to Section 5.09(a) of the request again to add such Subsidiary as an Additional Borrower hereunder and such Subsidiary complies with the conditions set forth in Section 5.09(a) to become an Additional Borrower hereunder.

(c) LMI Ireland Post-Closing Requirement. No later than 90 days after the Effective Date (or such later date as the Administrative Agent may agree), LMI shall cause LMI Ireland to become an Additional Borrower pursuant to and in accordance with Section 5.09(a).

SECTION 5.10 Additional Subsidiaries.

(a) Additional Domestic Subsidiaries. In the event that after the Effective Date (i) any Borrower acquires or creates any Domestic Subsidiary (other than an Excluded Subsidiary) or (ii) any Domestic Subsidiary ceases to be an Excluded Subsidiary, the Borrowers shall promptly (and in any event within thirty (30) days, or such longer time as the Administrative Agent may agree) after the acquisition or creation of such Subsidiary, or the change in such Subsidiary’s status as an Excluded Subsidiary, cause such Subsidiary to become a Subsidiary Guarantor by delivering to the Administrative Agent either (x) a Subsidiary Guarantee Agreement, if such Domestic Subsidiary is the first Domestic Subsidiary to become a Subsidiary Guarantor hereunder or (y) a joinder to the applicable Subsidiary Guarantee Agreement (in the form contemplated thereby), in either case duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of such Subsidiary Guarantee Agreement, and such Subsidiary Guarantee Agreement or joinder, as applicable, shall be accompanied by such additional documents (including legal opinions) and certificates pertaining to such Subsidiary as the Administrative Agent or its counsel received on the Effective Date with respect to LMI, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Additional Foreign Subsidiaries. In the event that after the Effective Date (i) any Borrower acquires or creates any first tier Foreign Subsidiary (other than an Excluded Subsidiary) or (ii) any first tier Foreign Subsidiary ceases to be an Excluded Subsidiary, the Borrowers shall promptly upon notice from the Administrative Agent at the direction of the Required Lenders (and in any event within thirty (30) days after such notice, or such longer time as the Administrative Agent may agree) shall cause such Subsidiary to become a Subsidiary Guarantor, by delivering to the Administrative Agent either (x) a Subsidiary Guarantee Agreement, if such Foreign Subsidiary is the first Foreign Subsidiary to become a Subsidiary Guarantor hereunder, or (y) a joinder to the applicable Subsidiary Guarantee Agreement (in the form contemplated thereby), duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of such Subsidiary Guarantee Agreement, and such joinder shall be accompanied by such additional documents (including legal opinions) and certificates pertaining to such Subsidiary as the Administrative Agent or its counsel received on the Effective Date with respect to Guarantors that are Foreign Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.11 Additional Collateral; Further Assurances.

(a) LMI will, and will cause each other Borrower and each Subsidiary Guarantor to, cause all of its personal property constituting Collateral (but subject to the exceptions expressly contained in the Collateral Documents) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. The requirements in this Section 5.11(a) shall be satisfied within forty five (45) days (or such longer time as the Administrative Agent may agree) after any Person becomes a Loan Party hereunder.

(b) Without limiting the foregoing, LMI will, and will cause each other Borrower and each Subsidiary Guarantor to, promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by this Agreement, the terms of the Collateral Documents or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, with all such expenses to be reimbursed in accordance with the provisions in Section 9.03.

SECTION 5.12 Status of Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness (to the extent permitted under this Agreement), LMI shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent on behalf of the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent on behalf of the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE VI.

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of

Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof by an amount greater than an amount equal to the accrued and unpaid interest and any premium thereon paid in connection with such refinancing, extension, renewal or replacement and other reasonable amounts, paid and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement;

(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to a Borrower or any other Subsidiary;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with, or incurred to finance, the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof by an amount greater than an amount equal to the accrued and unpaid interest and any premium thereon paid in connection with such refinancing, extension, renewal or replacement and other reasonable amounts, paid and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $62,500,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof or assumed in connection with any Acquisition after the date hereof and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof by an amount greater than an amount equal to the accrued and unpaid interest and any premium thereon paid in connection with such refinancing, extension, renewal or replacement and other reasonable amounts, paid and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such Acquisition was closed and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such Acquisition, as applicable, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $62,500,000 at any time outstanding;

(g) Indebtedness of any Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness constituting bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in clause (i) below;

(i) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by any Borrower or any Subsidiary, in each case, issued or created in the ordinary course of business;

(j) Indebtedness consisting of the financing of insurance premiums;

(k) Indebtedness representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to employees, directors, management and consultants of any Borrower or any Subsidiary incurred in the ordinary course of business;

(l) Indebtedness consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or disposition of assets permitted under this Agreement;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(n) Indebtedness in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business;

(o) Indebtedness under Swap Agreements permitted pursuant to Section 6.05;

(p) any Indebtedness incurred to finance, or assumed in connection with, a Permitted Acquisition so long as: (A) both before and immediately after giving effect to the incurrence or assumption of such Indebtedness and the consummation of such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing; and (B) any Indebtedness incurred or assumed under this Section 6.01(p) shall not (i) mature or require any scheduled payments of principal prior to the date that is six months following the latest maturity date of the Revolving Commitments or any Loans (including any Term Loans) hereunder or have a weighted average life to maturity less than any Term Loans hereunder, in each case, at the time such Indebtedness is incurred or assumed, or (ii) have mandatory prepayment, redemption or offer to purchase events that are earlier than the Maturity Date (unless such mandatory prepayment, redemption or offer to purchase event results from a sale, transfer or other disposition of the collateral which secures such Indebtedness); provided, however, that Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding that is assumed in connection with (but not incurred in contemplation of) a Permitted Acquisition under this Section 6.01(p), shall be permitted hereunder notwithstanding that such assumed Indebtedness does not satisfy or comply with the requirements of preceding clauses (B)(i) and (ii) of this Section 6.01(p);

(q) other unsecured Indebtedness (and including for this purpose, any preferred stock of Subsidiaries that is not owned by Subsidiaries) will be permitted so long as, both before and immediately after giving effect to incurrence of such unsecured Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 6.10 as of the most recently ended Reference Period for which the Borrowers have delivered Financial Statements; and provided, further, that such Indebtedness: (a) does not mature or require any scheduled payments of principal prior to the date that is six months following the latest maturity date of the Revolving Commitments or any Loans (including any Term Loans) hereunder or have a weighted average life to maturity less than any Term Loans hereunder, in each case, at the time such Indebtedness is issued; (b) does not have mandatory prepayment, redemption or offer to purchase events that are earlier than the Maturity Date; (c) does not have covenants that are more restrictive than the covenants under this Agreement; (d) is not guaranteed by any Subsidiary of LMI other than Subsidiary Guarantors; and (e) the terms, conditions and covenants of such Indebtedness shall be such as are customary for such unsecured Indebtedness of such type (as determined by the board of directors of LMI, or a committee thereof, in good faith) (the foregoing, the “Permitted Unsecured Debt”); and

(r) other Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation shall create, incur, assume or permit to exist any Indebtedness except any Indebtedness permitted under clauses (m) and (n) of this Section 6.01.

SECTION 6.02 Liens. No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any property or asset of any Borrower or any Subsidiary other than the property or assets identified in Schedule 6.02 and the proceeds of such property or assets, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by an amount greater than an amount equal to the accrued and unpaid interest and any premium thereon paid in connection with such refinancing, extension, renewal or replacement and other reasonable amounts, paid and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Borrower or any Subsidiary (other than proceeds of such property or asset) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by an amount greater than an amount equal to the accrued and unpaid interest and any premium thereon paid in connection with such refinancing, extension, renewal or replacement and other reasonable amounts, paid and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary (other than proceeds of the applicable fixed or capital assets);

(e) Liens on cash or deposits granted in favor of the issuing bank of a letter of credit issued pursuant to Section 6.01(g);

(f) Liens on earnest money deposits made in connection with any Permitted Acquisition;

(g) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of deposit accounts or securities accounts in the ordinary course of business;

(h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(i) Liens securing Indebtedness permitted by Section 6.01(p); and

(j) other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $25,000,000 at any time outstanding.

Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation shall create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for any Liens permitted under clause (a) of the definition of “Permitted Encumbrances” and clause (g) of this Section 6.02, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof.

SECTION 6.03 Fundamental Changes, and Conduct of Business.

(a) No Borrower will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any Substantial Part of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into, consolidate with, liquidate into or dissolve and transfer its assets into, any Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary that is not a Subsidiary Guarantor may merge into, consolidate with, liquidate into or dissolve and transfer its assets into, any Subsidiary Guarantor in a transaction in which the Subsidiary Guarantor is the surviving entity, (iii) any Subsidiary Guarantor may merge into, consolidate with, liquidate into or dissolve and transfer its assets into, any other Subsidiary Guarantor, (iv) any Subsidiary that is not a Subsidiary Guarantor may merge into, consolidate with, liquidate into or dissolve and transfer its assets into, any other Subsidiary that is not a Subsidiary Guarantor, (v) any Loan Party may sell, transfer, lease or otherwise dispose of its assets (including the Equity Interests of its Subsidiaries) to any Loan Party, (vi) any Subsidiary that is not a Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of its assets (including Equity Interests of its Subsidiaries) to any Borrower or to another Subsidiary, (vii) any Loan Party may sell, transfer, lease or otherwise dispose of its assets (including the Equity Interests of its Subsidiaries) to any Subsidiary that is not a Loan Party; provided that such transfer would be permitted as an investment pursuant to Section 6.04; (viii) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge into or consolidate with any Borrower in connection with an Acquisition (to the extent otherwise permitted by this Agreement) where such Borrower is the surviving entity, (ix) any Person may merge into or consolidate with any Subsidiary in connection with an Acquisition (to the extent otherwise permitted by this Agreement); provided that in connection with any such transaction, the applicable Borrower complies with Section 5.10, to the extent it is applicable; and (x) any sale, transfer, lease or other disposition of all or any portion of the property set forth on Schedule 6.03.

For the purposes of this Section 6.03(a), “Substantial Part” means any assets with an aggregate book value equal to or greater than 20% of the remainder of (a) the book value of all assets of LMI and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, minus (b) the book value of all goodwill and other intangible assets of LMI and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, as set forth on LMI’s most recently delivered Financial Statements.

(b) No Borrower will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by LMI and its Subsidiaries on the date of execution of this Agreement and reasonable extensions thereof.

(c) No Subsidiary that is a Massachusetts Securities Corporation shall engage in any business activity other than buying, selling, dealing in or holding securities on its own behalf, within the meaning of Massachusetts General Law c. 63, § 38B, and the applicable rules, regulations and directives of the Massachusetts Department of Revenue.

(d) No Borrower will, nor will it permit any Subsidiary to, change its fiscal year or any fiscal quarter other than to make it consistent with the fiscal year and fiscal quarters of LMI.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (each, an “Investment”), or consummate an Acquisition (in one transaction or a series of related transactions), except:

(a) Permitted Investments;

(b) (i) Investments by LMI or any Subsidiary existing on the date hereof in the Equity Interests of its Subsidiaries and (ii) Investments existing on the date hereof and set forth in Schedule 6.04;

(c) Investments made by (i) any Loan Party to any other Loan Party; (ii) any Non-Loan Party Subsidiary (other than any Subsidiary that is a Massachusetts Securities Corporation) in any other Non-Loan Party Subsidiary; or (iii) any Loan Party in a Non-Loan Party Subsidiary (other than any Subsidiary that is a Massachusetts Securities Corporation); provided that the aggregate outstanding amount of all investments under this clause (iii) shall not exceed $50,000,000; provided, however, that the limit on Investments under this clause (iii) will not apply to any such Investment made in connection with the organizational restructuring of LMI and its Subsidiaries after the Merger to the extent such Investment is (a) consummated no later than 90 days after the Effective Date and (b) in or to a Non-Loan Party Subsidiary which becomes a Loan Party on or prior to the 90th day after the Effective Date (or such longer time as the Administrative Agent may agree);

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) Permitted Acquisitions and Investments in Subsidiaries to the extent the proceeds of such Investments are applied to Permitted Acquisitions or to Capital Expenditures;

(f) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(g) accounts receivable owing to LMI or any Subsidiary, if created or acquired in the ordinary course of business;

(h) Investments in the form of Swap Agreements permitted pursuant to Section 6.05;

(i) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;

(j) Investments held by a Person that becomes a Subsidiary (or is merged or consolidated with or into a Borrower or a Subsidiary) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation;

(k) Investments by any Loan Party in any and all Massachusetts Securities Corporations collectively shall not exceed, in aggregate at any time, $100,000,000; and

(l) other Investments by LMI and its Subsidiaries in an amount not to exceed at any time outstanding $20,000,000.

SECTION 6.05 Swap Agreements. No Borrower will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which LMI or any Subsidiary has actual exposure (other than those in respect of Equity Interests of LMI or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of LMI or any Subsidiary.

SECTION 6.06 Restricted Payments. No Borrower will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Borrower and any Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common Equity Interests; (b) Subsidiaries may make Restricted Payments with respect to their Equity Interests; (c) any Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with equity compensation plans or other benefit plans for management, directors, consultants or employees of LMI and the Subsidiaries; (d) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of LMI; (e) repurchases of Equity Interests in LMI, or any of the Subsidiaries, deemed to occur upon “cashless” exercise of options or warrants or upon delivery of Equity Interests pursuant to any equity compensation plan in lieu of payment of withholding taxes; (f) to the extent constituting Restricted Payments, transactions expressly permitted by Section 6.03, Section 6.04 and Section 6.07(a) (other than Section 6.07(a)(iii) and Section 6.07(a)(vi)); (g) LMI may make Restricted Payments if, (i) LMI shall be in compliance on a Pro Forma Basis with the Consolidated Total Leverage Ratio financial covenant set forth in Section 6.10(b), (ii) the aggregate consideration paid in connection with such Restricted Payment or Restricted Payments shall not exceed $80,000,000 in the aggregate during the term of this Agreement for all such Restricted Payments; provided, however, that the limit on aggregate consideration set forth in preceding clause (g)(ii) will not apply to any Restricted Payment made during a period when the Consolidated Total Leverage Ratio on a Pro Forma Basis (both before and immediately after giving effect to such Restricted Payment) does not exceed 3.50 to 1.00, and any Restricted Payment made during such period shall not be counted against such limit, and (iii) both before and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing; and (h) each of the Citrix LLCs may redeem and cancel the Class A units in such Citrix LLC, in each case, in accordance with the applicable Citrix LLC Operating Agreement, as in effect on the date hereof.

SECTION 6.07 Transactions with Affiliates; Sale and Leaseback Transactions.

(a) No Borrower will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among LMI and its Subsidiaries not involving any other Affiliate, (iii) any Restricted Payment permitted by Section 6.06, (iv) entering into employment and severance arrangements between LMI or any Subsidiary and any of their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (v) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, management, consultants and employees of LMI and its Subsidiaries in the ordinary course of business and (vi) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of equity compensation plans or other benefit plans for management, directors, consultants or employees of LMI and the Subsidiaries.

(b) No Borrower will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (i) any such sale or transfer of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset or (ii) any such sale or transfer of all or any portion of the property set forth on Schedule 6.03.

SECTION 6.08 Restrictive Agreements. No Borrower will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, that expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or the sale of assets of LMI or any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder or such sale is conditioned on either a consent under this Agreement or the payment of the Loans and termination of this Agreement, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) clause (b) of the foregoing shall not apply to any restrictions or conditions imposed by any agreement relating to Indebtedness permitted pursuant to Section 6.01 entered into after the Effective Date if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of LMI, than (A) the restrictions contained in the Loan Documents or (B) in the case of Indebtedness incurred in connection with a refinancing, extension, renewal or replacement of Indebtedness, the restrictions that are in effect on the Effective Date pursuant to the Indebtedness to be refinanced, extended, renewed or replaced, and (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and related to such joint ventures.

SECTION 6.09 Prepayments, Etc., of Permitted Unsecured Debt. LMI shall not prepay, repay, redeem, purchase, defease, or otherwise satisfy or obligate itself to do so prior to the schedule maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Permitted Unsecured Debt, except (a) regularly scheduled or required repayments and refinancings and refundings of such Permitted Unsecured Debt, (b) a Permitted Unsecured Debt Repayment and Repurchase and (c) prepayments, repayments, redemptions, purchases, defeasances, or otherwise satisfactions of Subordinated Indebtedness permitted pursuant to and in accordance with subordination or intercreditor agreements entered into with respect to such Subordinated Indebtedness.

SECTION 6.10 Financial Covenants.

(a) Consolidated Senior Secured Leverage Ratio. LMI will not permit the Consolidated Senior Secured Leverage Ratio, as of the last day of any Reference Period, to be greater than 3.00 to 1.00.

(b) Consolidated Total Leverage Ratio. LMI will not permit the Consolidated Total Leverage Ratio, as of the last day of any Reference Period, to be greater than 4.00 to 1.00.

(c) Consolidated Fixed Charge Coverage Ratio. LMI will not permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Reference Period, to be less than 3.00 to 1.00.

ARTICLE VII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or in any respect if already qualified by concepts of materiality) when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to each Borrower’s existence), 5.08, 5.09(c) or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of the Administrative Agent or the Required Lenders);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time, or both, but after giving effect to all applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, examinership or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments, orders or awards for the payment of money in an aggregate amount in excess of $15,000,000 (except to the extent covered by insurance provided by a financially sound and reputable insurer pursuant to which such insurer has not denied coverage) shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unsatisfied or unvacated for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, shall cease to be in full force and effect; or any Loan Party shall contest in any manner the validity or enforceability of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document; or

(o) except as permitted pursuant to Section 9.19, any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest (subject only to liens permitted by the Loan Documents) in any material portion of the Collateral as required by this Agreement or any Collateral Document, except as permitted by the terms of any Loan

Document or except to the extent that any such loss of validity, perfection or priority results from any action or inaction on the party of the Administrative Agent or any other Secured Party (including, without limitation, a failure to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or from the failure of the Administrative Agent to file UCC continuation statements);

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII.

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to LMI or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by LMI or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and LMI. Upon any such resignation, the Required Lenders shall have the right, with the consent of LMI (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor. If no successor shall have been so appointed by the Required Lenders, consented to by LMI and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by LMI to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between LMI and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities hereunder or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities hereunder or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Anything herein to the contrary notwithstanding, no Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral in accordance with Section 9.02(d). Upon any sale or transfer of assets constituting Collateral that is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ (or such shorter period as the Administrative Agent shall agree) prior written request by LMI to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, that (a) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Borrower or any Subsidiary in respect of) all interests retained by any Borrower or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to LMI at LogMeIn, Inc., 320 Summer St., Boston, MA 02210, Attention: Chief Financial Officer (Telecopy No. (781) 437-1820), with a copy to LogMeIn, Inc., 320 Summer St., Boston, MA 02210, Attention: General Counsel (Telecopy No. (781) 437-1820) and a copy to Latham & Watkins LLP, John Hancock Tower, 27th Floor, 200 Clarendon Street, Boston, MA 02116, Attention: John H. Chory, Esq. (Telecopy No. (781) 434-6601);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in U.S. Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services – Corporate Client Banking, 10 South Dearborn, Floor 7, Chicago, Illinois 60601, Attention of Joyce King (Telecopy No. (888) 292-9533; E-mail JPM.Agency.Servicing.4@ jpmorgan.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of The Manager (Telecopy No. 44 207 777 2360; E-mail loan_and_agency_london@jpmorgan.com), and in each case with a copy (which shall not constitute notice) to JPMorgan Chase Bank, N.A., Corporate Client Banking, 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Justin Burton (Telecopy No. (917) 546-2609; E-mail justin.x.burton@jpmorgan.com;

(iii) if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., L/C Loan and Agency Services – Corporate Client Banking, 10 South Dearborn, Floor 7, Chicago, Illinois 60601, Attention of Manager (Telecopy No. (844) 492-3899 E-mail CHICAGO.LC.AGENCY.ACTIVITY.TEAM@JPMCHASE.COM with a copy (which shall not constitute notice) to JPMorgan Chase Bank, N.A., Corporate Client Banking, 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Justin Burton (Telecopy No. (917) 546-2609; E-mail justin.x.burton@jpmorgan.com); and

(iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or LMI, on behalf of the Borrowers, may each agree, in their discretion, to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or any other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System, other than any damages to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise or result from the bad faith, willful misconduct or gross negligence of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or by each Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement (including any Incremental Term Loan Amendment) shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest (other than default interest) thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest (other than default interest) thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each adversely affected Lender, (v) release LMI from its Obligations without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each adversely affected Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Effective Date) (provided that with the consent of the Administrative Agent, the provisions of this Section 9.02(b) and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans hereunder) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders), (vii) change the definition of “Agreed Currency” without the written consent of each adversely affected Lender, (viii) release all or substantially all of the Loan Parties other than LMI from their obligations under the Loan Documents without the written consent of each adversely affected Lender, or (ix) except as provided in paragraph (d) of this Section, release all or substantially all of the Collateral without the written consent of each adversely affected Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary herein, (i) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, typographical error, defect or inconsistency, and (ii) the Administrative Agent may, in its sole discretion, waive any of the conditions set forth in Section 4.01 with respect to immaterial matters or items noted in any post-closing letter made available to the Lenders with respect to which the Borrowers have given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Effective Date.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, and with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) below, the Administrative Agent for the benefit of the Borrowers hereby agrees to release any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements reasonably satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank have been made, including the posting of cash collateral in the amount required pursuant to Section 2.06(j)), (ii) constituting property being sold or disposed of if LMI certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to any Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) as otherwise permitted by, but only in accordance with, the terms of any Loan Document, (vi) release any Borrower which is removed as a Borrower pursuant to Section 5.09(b) (and all Liens on assets of such Borrower), in each case unless such Borrower is required to become a Guarantor pursuant to Section 5.10; (vii) release all Foreign Subsidiaries that are Guarantors (and all Liens on assets of such Foreign Subsidiaries) if all Foreign Borrowers are removed pursuant to Section 5.09(b), or (viii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) LMI shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in regard to any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that LMI shall only be required to pay the reasonable and documented out-of-pocket legal expenses of a single counsel for the Administrative Agent, the Issuing Banks and the Lenders and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such persons (and, in the case of a conflict of interest where the person or persons affected by such conflict informs LMI of such conflict, one additional single counsel for all similarly situated persons).

(b) LMI shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, limited, in the case of the Indemnitees’ legal fees, to the reasonable and documented fees, charges and disbursements of any one counsel for all the Indemnitees and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Indemnitees (and in the case of a conflict of interest where Indemnitees affected by such conflict inform LMI of such conflict, of one additional counsel for all similarly affected Indemnitees) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that LMI fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in their capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve LMI of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) LMI, provided that LMI shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of LMI shall be required for an assignment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund, other than an assignment that would result in such Lender and its Affiliates holding more than 50% of the Revolving Commitments, and/or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender), an Affiliate of a Lender or an Approved Fund or (y) all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Amount of $5,000,000 (or $1,000,000 in the case of any assignment of Term Loans) unless each of LMI and the Administrative Agent otherwise consent, provided that no such consent of LMI shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a Defaulting Lender or its Lender Parent, (b) each Borrower, its Subsidiaries or any of its other Affiliates, or (c) a natural person or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or a relative thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and must be in accordance with the terms of, paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to LMI and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, had no participation been granted to such Participant Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. Subject to the provisions of Section 9.18 hereof, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Subject to the provisions of Section 9.18 hereof, the rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will either have a legal obligation to keep such Information confidential or will enter into an agreement for the benefit of LMI to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over the Administrative Agent, the applicable Issuing Bank or the applicable Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the prior written consent of LMI or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers or any source that the Administrative Agent, the applicable Issuing Bank or the applicable Lender knows is subject to a confidentiality agreement. For the purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to the Borrowers, the Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE SUBSIDIARIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE SUBSIDIARIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14 Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Borrowers do not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the other Loan Documents that are filed with the SEC to all Lenders, including their Public-Siders. Each Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of such Loan Documents.

(b) Each Borrower represents and warrants that none of the information in this Agreement and the other Loan Documents that are filed with the SEC constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any such executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrowers agree that they will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18 Liability for Obligations. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents to the contrary, the parties agree that: (a) neither LMI Ireland nor any other Foreign Subsidiary shall be liable for any obligation of LMI or any Domestic Subsidiary arising under or with respect to any of the Loan Documents (including for any damages for breach of covenants by LMI or any Domestic Subsidiary), (b) each Domestic Borrower shall be liable for all of the obligations of each Loan Party arising under or with respect to any of the Loan Documents (including for any damages for breach of covenants by LMI or any Domestic Subsidiary) and (c) neither the Administrative Agent nor any Lender, nor any Affiliate thereof, may set-off or apply any deposits of a Foreign Subsidiary or any other obligations at the time owing to or for the credit of the account of any Foreign Subsidiary by such Administrative Agent, Lender of Affiliate thereof, against any or all of the obligations of LMI.

SECTION 9.19 Non-U.S Collateral Documents. Notwithstanding any provision of this Agreement to the contrary, each of the parties to this Agreement agrees that no U.S. Loan Party shall be required to execute any Collateral Document governed by the law of any jurisdiction outside the United States, and that each representation and warranty under this Agreement and each covenant in this Agreement shall be deemed not to require any such non-U.S. Collateral Document from any U.S. Loan Party.

SECTION 9.20 No Fiduciary Duty, etc. The Borrowers acknowledge and agree, and acknowledge its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrowers or any other person. The Borrowers agree that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrowers acknowledge and agree that no Credit Party is advising the Borrowers as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto.

The Borrowers further acknowledge and agree, and acknowledge its subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrowers acknowledge and agree, and acknowledge its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from you by virtue of the transactions contemplated by the Loan Documents or its other relationships with you in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. You also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to you, confidential information obtained from other companies.

SECTION 9.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.22 Existing Credit Agreement Amended and Restated. On the Effective Date, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not in any respect constitute a novation of the parties’ rights and obligations thereunder, (b) the “Commitments” thereunder (and as defined therein) shall automatically continue as “Revolving Commitments” herein, (c) the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, (d) the “Revolving Loans” under (and as defined in) the Existing Credit Agreement shall remain outstanding and be continued as, and converted to, Revolving Loans hereunder (and, in the case of Eurocurrency Loans, with the same Interest Periods or the remaining portions of such Interest Periods, as applicable, established therefor under the Existing Credit Agreement), and shall bear interest and be subject to such other fees as set forth in this Agreement, and (e) the security interests granted under the Collateral Documents shall continue to secure the Secured Obligations. In connection with the foregoing, (x) all such Loans and all participations in Letters of Credit and LC Exposure that are continued hereunder shall immediately upon the effectiveness of this Agreement, to the extent necessary to ensure the Lenders hold such Loans and participations ratably, be reallocated among the Lenders in accordance with their respective Applicable Percentages, as evidenced on Schedule 2.01, (y) each applicable Lender to whom Loans are so reallocated shall make full cash settlement (if applicable) on the Effective Date, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocation, in the aggregate amount of the Loans so reallocated to each such Lender, and (z) each applicable Lender hereby waives any breakage fees in respect of such reallocation of Eurocurrency Loans on the Effective Date. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement to the Effective Date shall be calculated as of the Effective Date (pro-rated in the case of any fractional periods), and shall be paid on the Effective Date.

ARTICLE X.

BORROWER GUARANTEES

SECTION 10.01 Guarantee of Domestic Borrowers. In order to induce the Lenders to extend credit to the other Borrowers hereunder, each Domestic Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of such other Borrowers and of any Subsidiaries. Each Domestic Borrower further agrees that, except for any consent of such Domestic Borrower which is expressly required pursuant to this Agreement, the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligations.

Each Domestic Borrower waives presentment to, demand of payment from and protest to any Borrower or any Subsidiary of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Domestic Borrowers hereunder shall not be affected by (a) the failure of the Administrative

Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Secured Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Domestic Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Domestic Borrower to subrogation; provided that the provisions of this paragraph shall not be deemed to be a waiver by any Domestic Borrower of any rights which it has under this Agreement or any other Loan Document related to amendments or waivers of the Loan Documents.

Each Domestic Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligations is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Domestic Borrower by virtue hereof, upon the failure of any other Borrower or any Subsidiary (as applicable) to pay any Secured Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Domestic Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. Each Domestic Borrower further agrees that if payment in respect of any Secured Obligations shall be due in a currency other than U.S. Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligations in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Domestic Borrower shall make payment of such Secured Obligations in U.S. Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Domestic Borrower of any sums as provided above, all rights of such Domestic Borrower against any Borrower or any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Domestic Borrower under this Section 10.01 except the full performance and payment of the Secured Obligations. Notwithstanding any provisions of this Section 10.01, with respect to any Domestic Borrower, the guarantee obligation of such Domestic Borrower of and for Secured Obligations hereunder shall not include any Swap Obligations that constitute Excluded Swap Obligations with respect to such Domestic Borrower.

SECTION 10.02 Guarantee of Foreign Borrowers. In order to induce the Lenders to extend credit to the other Foreign Borrowers hereunder, each Foreign Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of each other Foreign Borrower. Each Foreign Borrower further agrees that, except for any consent of such Foreign Borrower which is expressly required pursuant to this Agreement, the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

Each Foreign Borrower waives presentment to, demand of payment from and protest to any other Borrower of any of the Secured Obligations of any Foreign Borrower, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Foreign Borrowers hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Secured Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Foreign Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Foreign Borrower to subrogation; provided that the provisions of this paragraph shall not be deemed to be a waiver by any Foreign Borrower of any rights which it has under this Agreement or any other Loan Document related to amendments or waivers of the Loan Documents.

Each Foreign Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligations of any Foreign Borrower is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Foreign Borrower by virtue hereof, upon the failure of any Foreign Borrower to pay any Secured Obligations of such Foreign Borrower when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Foreign Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of any Secured Obligations of any other Foreign Borrowers then due, together with accrued and unpaid interest thereon. Each Foreign Borrower further agrees that if payment in respect of any Secured Obligations of any other Foreign Borrower shall be due in a currency other than U.S. Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligations in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Foreign Borrower shall make payment of such Secured Obligations in U.S. Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Foreign Borrower of any sums as provided above, all rights of such Foreign Borrower against any other Foreign Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Secured Obligations owed by such Foreign Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Foreign Borrower under this Section 10.02 except the full performance and payment of the Secured Obligations of all Foreign Borrowers. Notwithstanding any provisions of this Section 10.02, with respect to any Foreign Borrower, the guarantee obligation of such Foreign Borrower of and for Secured Obligations hereunder shall not include any Swap Obligations that constitute Excluded Swap Obligations with respect to such Foreign Borrower.

SECTION 10.03 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article X in respect of Secured Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 10.03 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.03 or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.03 shall remain in full force and effect until the Secured Swap Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 10.03 constitute, and this Section 10.03 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of the Commodity Exchange Act.

SECTION 10.04 Limitation on Foreign Guarantees.

Notwithstanding any other provisions of the Loan Documents, no Loan to any Domestic Borrower or other obligation of any Domestic Borrower or any Domestic Subsidiary under this Agreement or under any Loan Document may be, directly or indirectly, (a) guaranteed by a Foreign Borrower or a Foreign Subsidiary, (b) secured by any assets of any Foreign Borrower or Foreign Subsidiary (including any stock held directly or indirectly by a Foreign Borrower or Foreign Subsidiary) or (c) secured by a pledge in excess of 65% of the stock (measured by the total combined voting power of the issued and outstanding voting stock) of a Foreign Borrower or Foreign Subsidiary.

[No further text on this page. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

LOGMEIN, INC.

By:	/s/ Edward K. Herdiech
	Name:	Edward K. Herdiech
	Title:	Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

JPMORGAN CHASE BANK, N.A., individually, as a Lender and as Administrative Agent,

By:	/s/ Justin Burton
	Name:	Justin Burton
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

ROYAL BANK OF CANADA, as a Lender,

By:	/s/ Theodore Brown
	Name:	Theodore Brown
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

WELLS FARGO BANK, N.A., as a Lender,

By:	/s/ Debra E. DelVecchio
	Name	Debra E. DelVecchio
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

SILICON VALLEY BANK, as a Lender,

By:	/s/ Kristy Vlahos
	Name	Kristy Vlahos
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

BANK OF AMERICA, N.A., as a Lender,

By:	/s/ My-Linh Yoshiike
	Name	My-Linh Yoshiike
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

SUNTRUST BANK, as a Lender,

By:	/s/ Jason Crowley
	Name	Jason Crowley
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

TD BANK, N.A., as a Lender,

By:	/s/ William F. Granchelli
	Name	William F. Granchelli
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

CITIZENS BANK, N.A., as a Lender,

By:	/s/ Brendan Roche
	Name	Brendan Roche
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT (JPM-LMI 2017)]

Schedule 2.01

Revolving Commitments

Lender	Commitment	Initial Applicable Percentage
JPMorgan Chase Bank, N.A.	$60,000,000	15.000000000%
Wells Fargo Bank, N.A.	$60,000,000	15.000000000%
Royal Bank of Canada	$60,000,000	15.000000000%
Silicon Valley Bank	$45,000,000	11.250000000%
Bank of America, N.A.	$45,000,000	11.250000000%
Citizens Bank	$45,000,000	11.250000000%
SunTrust Bank	$45,000,000	11.250000000%
TD Bank, N.A.	$40,000,000	10.000000000%

Total:	$400,000,000	100.000000000%

Schedule 3.06

Disclosed Matters

None.

Schedule 3.13

Subsidiaries

Subsidiary	Jurisdiction	Owner(s) & Percentage

LogMeIn Ireland Holding Company Limited	Ireland	LogMeIn, Inc. (100%)

Nihon LogMeIn Kabushiki Kaisha	Japan	LogMeIn, Inc. (100%)

3LI Securities Corporation	Massachusetts security corporation	LogMeIn, Inc. (100%)

Zamurai Corporation	Delaware	LogMeIn, Inc. (100%)

Remotely Anywhere, Inc.	Delaware	LogMeIn, Inc. (100%)

Marvasol Inc. (d/b/a “LastPass”)	Delaware	LogMeIn, Inc. (100%)

BBA, Inc. (d/b/a “Meldium”)	Delaware	LogMeIn, Inc. (100%)

AuthAir, Inc.	Delaware	LogMeIn, Inc. (100%)

LogMeIn Szoftverkeszito es Szaktanacsado Korlatolt Felelossegu Tarasag	Hungary	LogMeIn Ireland Holding Company Limited (100%)

LogMeIn Ireland Limited	Ireland	LogMeIn Ireland Holding Company Limited (100%)

LogMeIn UK Ltd.	United Kingdom	LogMeIn Ireland Limited (100%)

LogMeIn Australia Pty Ltd.	Australia	LogMeIn Ireland Limited (100%)

LogMeIn Europe B.V.	Netherlands	LogMeIn Ireland Limited (100%)

Xively Ltd.	United Kingdom	LogMeIn UK Ltd. (100%)

LogMeIn Consultoria e Servicos de Informatica Ltda.	Brazil	LogMeIn Ireland Holding Company Limited (99%) LogMeIn Ireland Limited (1%)

LogMeIn Brazil Ltd.	Brazil	LogMeIn Ireland Limited (99%) LogMeIn Europe B.V. (1%)

LogMeIn (India) Private Limited	India	LogMeIn, Inc. (99%) LogMeIn Europe B.V. (1%)

GetGo, Inc.	Delaware	LogMeIn, Inc. (100%)

GetGo Investment LLC	Delaware	GetGo, Inc. (100%)

GetGo Audio LLC	Delaware	GetGo, Inc. (100%)

Grasshopper Group, LLC	Massachusetts	Citrix Systems, Inc. (100% of voting control) GetGo, Inc. (100% of economic interests)

GetGo Communications LLC	Delaware	Citrix Systems, Inc. (100% of voting control) GetGo, Inc. (100% of economic interests)

GetGo Communications Virginia LLC	Virginia	GetGo Communications LLC (100%)

GetGo Holdings Bermuda Limited	Bermuda	GetGo Investment LLC (100%)

Carbon Software Technologies Holdings Limited	Ireland	GetGo Holdings Bermuda Limited (100%)

GetGo Software Technologies India Private Limited	India	Carbon Software Technologies Holdings Limited (100%)

GetGo Technologies UK Limited	United Kingdom	Carbon Software Technologies Holdings Limited (100%)

GetGo AUS Pty Ltd	Australia	Carbon Software Technologies Holdings Limited (100%)

GetGo Technologies Ireland Limited	Ireland	Carbon Software Technologies Holdings Limited (100%)

GetGo Germany GmbH	Germany	Carbon Software Technologies Holdings Limited (100%)

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.04

Existing Investments

1.	Convertible Promissory Note, dated as of May 19, 2015, by Remeeting, Inc. in favor of Citrix Systems, Inc. in the amount of $150,000, as amended by that certain Allonge between Citrix Systems Inc. and GetGo, Inc., dated as of September 1, 2016.

2.	GetGo, Inc. owns 392,727 shares of common stock of Cameo Global, Inc.

Schedule 6.02

Existing Liens

None.

Schedule 6.03

Identified Sales Assets

The following real property and all fixtures and other personal property related thereto:

Hollister Business Park – West, numbers 7414, 7416 and 7418 Hollister Avenue, Goleta, CA.

Schedule 6.08

Existing Restrictions

1. Amended and Restated Limited Liability Company Agreement of Grasshopper Group, LLC, a Massachusetts limited liability company, dated as of January 26, 2017.

2. Amended and Restated Limited Liability Company Agreement of GetGo Communications LLC, a Delaware limited liability company, dated as of January 26, 2017.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below and the Assignee identified in item 2 below. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ]
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	LOGMEIN, INC., a Delaware corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A.,
as the administrative agent under the Credit Agreement, and any of its Affiliates selected by it to act as administrative agent for any of the facilities provided under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of February 1, 2017, among LOGMEIN, INC. (“LMI”), the

[1]	Select as applicable.

Exhibit A – Page 1

Additional Borrowers parties thereto (together with LMI, collectively the “Borrowers” and each a “Borrower”), the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Revolving Commitment/Loans for all Lenders	Amount of Revolving Commitment/Loans Assigned	Percentage Assigned of Revolving Commitment/Loans[3]
$	$	$		%

Effective Date: [            ], 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loans,” etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of LMI and/or other parties (e.g., each Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A – Page 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of LMI, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by LMI, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger or any other Lender or their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

Exhibit A – Page 4

and Assumption may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, emailed pdf or any other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Page 5

EXHIBIT B

FORM OF BORROWER ACCESSION AGREEMENT

This BORROWER ACCESSION AGREEMENT dated as of [            ], 20[    ], among LOGMEIN, INC., a Delaware corporation (“LMI”), [NAME OF NEW BORROWER], a [                    ] (the “New Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LMI, each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively, the “Borrowers”), the Lenders parties thereto, and the Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowers. Each of LMI and the New Borrower represent and warrant that the representations and warranties of LMI in the Credit Agreement relating to the New Borrower and this Borrower Accession Agreement are true and correct in all material respects (or in all respects if already qualified by concepts of materiality) on and as of the date hereof and no Default or Event of Default has occurred and is continuing as a result of the New Borrower becoming a Borrower. LMI agrees that the guarantee of LMI and each other Domestic Borrower contained in the Credit Agreement will apply to the obligations of the New Borrower. Upon execution and delivery of this Borrower Accession Agreement by each of LMI, the New Borrower and the Administrative Agent and the satisfaction of all other requirements under Section 5.09(a) of the Credit Agreement, the New Borrower shall be a party to the Credit Agreement and a “Borrower” for all purposes thereof, and the New Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

THIS BORROWER ACCESSION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The provisions of Section 9.06 of the Credit Agreement as to counterparts and electronic execution are hereby incorporated into this Borrower Accession Agreement by reference, mutatis mutandis, as if such provisions were fully set forth herein.

Exhibit B – Page 1

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Accession Agreement to be duly executed by their authorized officers as of the date first appearing above.

LOGMEIN, INC.

By:
Name:
Title:

[NAME OF NEW BORROWER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

Exhibit B – Page 2

Consented to:[6]

[NAME OF LENDER]

By:
Name:
Title:

[6]	Each Lender must consent to the addition of the New Borrower as a Borrower under the Credit Agreement and all other applicable documents related thereto

Exhibit B – Page 3

EXHIBIT C-1

FORM OF U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively the “Borrowers”), the Lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and LMI with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform LMI and the Administrative Agent and (2) the undersigned shall have at all times furnished LMI and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit C-1 – Page 1

EXHIBIT C-2

FORM OF U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively the “Borrowers”), the Lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and LMI with IRS Form W-8IMY accompanied by one of (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform LMI and the Administrative Agent and (2) the undersigned shall have at all times furnished LMI and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit C-2 – Page 1

EXHIBIT C-3

FORM OF U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively the “Borrowers”), the Lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit C-3 – Page 1

EXHIBIT C-4

FORM OF U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively the “Borrowers”), the Lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit C-4 – Page 1

EXHIBIT D-1

FORM OF AMENDED AND RESTATED

SUBSIDIARY GUARANTEE AGREEMENT

FOR DOMESTIC SUBSIDIARIES

This AMENDED AND RESTATED SUBSIDIARY GUARANTEE AGREEMENT (this “Guaranty”) is made as of February 1, 2017, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Domestic Subsidiaries (as defined in the Credit Agreement referred to below) which become parties to this Guaranty by executing a supplement hereto in the form attached hereto as Annex I, the “Guarantors”) in favor of the Administrative Agent (as defined below), for the ratable benefit of the Secured Parties (as defined below), under the Credit Agreement referred to below.

WITNESSETH

WHEREAS, certain of the Initial Guarantors are parties to that certain Subsidiary Guarantee Agreement dated as of January 22, 2016, made in favor of the Administrative Agent (the “Existing Guaranty”);

WHEREAS, LOGMEIN, INC., a Delaware corporation (“LMI”), the additional borrowers from time to time parties thereto (together with LMI, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) for itself and the other Lenders, have entered into that certain Amended and Restated Credit Agreement dated as of the date hereof (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Initial Guarantors execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment and performance when due of all Guaranteed Obligations (as defined below); and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to execute and deliver this Guaranty;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall also be true and correct in all

Exhibit D-1 – Page 1

material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) on and as of each date after the Effective Date of the making of a Loan on the occasion of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, each of which credit events occurring after the Effective Date shall be deemed to constitute the making by the Guarantors of such representations and warranties in such respects on and as of the date of such credit event) that:

(A) Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(B) Such Guarantor has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. Such Guarantor’s execution and delivery of this Guaranty and performance of its obligations hereunder have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholders or other equity holders. This Guaranty has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(C) Neither the execution and delivery by such Guarantor of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) violate any applicable law or regulation in any material respect, (iii) violate the charter, by-laws or other organizational documents of such Guarantor, (iv) violate any order of any Governmental Authority in any material respect, (v) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by such Guarantor, to the extent that such violation, default or right to require a payment could reasonably be expected to have Material Adverse Effect, or (vi) result in the creation or imposition of any Lien on any asset of such Guarantor other than pursuant to the Loan Documents.

In addition to the foregoing, each of the Guarantors covenants that, until the Payment in Full (as defined below) of the Guaranteed Obligations (as defined below), it will, and, if necessary, will enable the Borrowers to, fully comply with those covenants and agreements of the Borrowers applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. The Guaranty. Each of the Guarantors hereby absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as surety, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the following (collectively, the

Exhibit D-1 – Page 2

“Guaranteed Obligations”): (a) all Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) fees on each Letter of Credit issued pursuant to the Credit Agreement, (iii) any obligations of any Borrower to reimburse LC Disbursements and to provide cash collateral with respect to Letters of Credit, (iv) all other fees and other amounts payable by any Borrower under the Loan Documents, and (v) the punctual and faithful performance, keeping, observance, and fulfillment by each Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents, and (b) all Secured Swap Obligations and Secured Banking Services Obligations; provided, however, that for any Guarantor, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Guarantor. Without limiting the generality of the foregoing, the “Guaranteed Obligations” shall include all interest, fees and other amounts described in foregoing definition accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding. Upon (x) the failure by any Borrower to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the relevant Loan Document, Swap Agreement or Banking Services Agreement. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection.

As used in this Guaranty, the following terms have the meanings specified below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 4. Guaranty Unconditional. The obligations of each Guarantor hereunder shall be absolute, irrevocable, unconditional and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (and, to the fullest extent permitted by applicable law, each Guarantor hereby absolutely, irrevocably and unconditionally waives any defenses (other than the defense that the Guaranteed Obligations have been Paid in Full (as defined below)) to enforcement it may now or hereafter have by reason of):

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

Exhibit D-1 – Page 3

(B) any waiver or amendment or other modification of any Loan Document, Swap Agreement or Banking Services Agreement, including, without limitation, any such modification which may increase the amount of, or the interest rates or fees applicable to, any of the Guaranteed Obligations or change any other term of the Guaranteed Obligations;

(C) any taking, exchange, release, impairment, surrender, compromise, settlement, waiver, subordination, amendment or other modification, with or without consideration, of any present or future security or collateral for the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any present or future security or collateral for the Guaranteed Obligations or any part thereof;

(D) any manner of sale, disposition or application of proceeds of any present or future security or collateral for the Guaranteed Obligations or any part thereof, or of any other assets, to all or part of the Guaranteed Obligations;

(E) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or any other guarantor of any of the Guaranteed Obligations;

(F) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions;

(G) the illegality or lack of enforceability or validity of the Guaranteed Obligations or any part thereof or the illegality or lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral now or at any time hereafter securing the Guaranteed Obligations or any part thereof, or any other illegality, invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to any Loan Document, Swap Agreement or Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or such other guarantor of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(H) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any present or future security or collateral for the Guaranteed Obligations or any part thereof, if any;

(I) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document, Swap Agreement or Banking Services Agreement or otherwise;

Exhibit D-1 – Page 4

(J) the failure of any Secured Party to disclose to such Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any other guarantor of any of the Guaranteed Obligations now or hereafter known to such Secured Party; each Guarantor hereby absolutely, irrevocably and unconditionally waiving any duty of the Administrative Agent and any other Secured Party to disclose such information;

(K) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (such statute and any successor statute, as in effect from time to time, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(L) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(M) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Administrative Agent or any other Secured Party for repayment of all or any part of the Guaranteed Obligations;

(N) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(O) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty except as provided in Section 5.

SECTION 5. Discharge Upon Payment In Full or Release: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until (a)(i) all Guaranteed Obligations described in clause (a) of the definition thereof have been paid and satisfied in full in cash (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements reasonably satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and (ii) the termination of all the Revolving Commitments and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) (collectively, “Paid in Full” or “Payment in Full”), or (b) with respect to any Guarantor, upon the release of such Guarantor pursuant to Section 9.02(d) of the Credit Agreement. If at any time any payment of the principal of or interest on any Loan, fees on any Letter of Credit, any Reimbursement Obligation or any other fee or other amount payable by any Borrower under any Loan Document, Swap Agreement or Banking Services Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or any of its Affiliates or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the

Exhibit D-1 – Page 5

result such currency no longer exists or the relevant Guarantor is not able to make payment in such currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors hereby absolutely, irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.

(B) Additional Waivers. Notwithstanding anything herein to the contrary and to the fullest extent permitted by applicable law, each of the Guarantors hereby absolutely, irrevocably, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents, any Swap Agreement or any Banking Services Agreement or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents, Swap Agreements and Banking Services Agreements; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents, the applicable Swap Agreement or the applicable Banking Services Agreement) and demands to which such Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Secured Parties has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations have been Paid in Full) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other

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party liable to the Administrative Agent and the other Secured Parties; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, legality, validity or enforceability of the Guaranteed Obligations or any part thereof or any present or future security or collateral therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Secured Parties’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Secured Parties of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Secured Parties by operation of law as a result of the Administrative Agent’s and the other Secured Parties’ intervention or omission; or the acceptance by the Administrative Agent and the other Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which defers or delays the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (b) any election by the Administrative Agent and the other Secured Parties under Section 1111(b) of Title 11 of the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors;

in each case, other than the Payment in Full of the Guaranteed Obligations.

SECTION 7. Subordination of Subrogation; and Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been Paid in Full, (x) the Guarantors (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties now have or may hereafter have against any Borrower, any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (y) the Guarantors waive any benefit of, and any right to participate in, any present or future security or collateral for the Guaranteed Obligations or any part thereof. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the Payment in Full of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are Paid in Full. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Secured Parties and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

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(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations (each, an “Obligor”), or against any of their respective properties, in each case with respect to any “Intercompany Indebtedness” (as hereinafter defined), shall be subordinate and subject in right of payment to the prior Payment in Full of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal, interest and other amounts from any Obligor with respect to Intercompany Indebtedness, in each case made in the ordinary course of business. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations have been Paid in Full. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall, in each case, while an Event of Default shall have occurred and is continuing, be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations have first been Paid in Full. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and while an Event of Default shall have occurred and is continuing but prior to the Payment in Full of the Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the Secured Parties. If such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that, except as otherwise permitted by the Credit Agreement, until the Guaranteed Obligations have been Paid in Full, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then

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previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full of the Guaranteed Obligations, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the Payment in Full of the Guaranteed Obligations.

SECTION 9. Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with

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respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of LMI at the address of LMI set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Section 9.01.

SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns; provided, that, except as permitted pursuant to the Credit Agreement (or as permitted pursuant to the consent of the Lenders required pursuant to the Credit Agreement), no Guarantor shall have any right to assign its rights or obligations hereunder, and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 14. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 15. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING HEREIN SHALL AFFECT ANY RIGHT THAT ANY HOLDER OF OBLIGATIONS MAY OTHERWISE HAVE TO

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BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.

(B) EACH PARTY TO THIS AGREEMENT (AND EACH SECURED PARTY BY ACCEPTING THE BENEFITS OF THIS AGREEMENT) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (A) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. WITHOUT LIMITING THE FOREGOING, EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES LMI, AT ITS ADDRESS SET FORTH IN SECTION 9.01 OF THE CREDIT AGREEMENT, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF SUCH GUARANTOR, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY.

(D) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18. Expenses of Enforcement, etc. The Guarantors agree to reimburse the Secured Parties for any reasonable and documented out-of-pocket expenses (including the

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reasonable and documented fees, charges and disbursements of any counsel for any Secured Party) incurred by any Secured Party in connection with the collection of amounts due under this Guaranty and the enforcement or protection of its other rights in connection with this Guaranty, including its rights under this Section and all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations; provided that the Loans Parties shall only be required to pay the reasonable and documented out-of-pocket legal expenses of a single counsel for the Secured Parties and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such persons (and, in the case of a conflict of interest where the person or persons affected by such conflict informs LMI of such conflict, one additional single counsel for all similarly situated persons). The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Secured Parties on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 19. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Secured Party and any of its Affiliates may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement or the applicable Swap Agreement or Banking Services Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Secured Party or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Secured Party or any of its Affiliates.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrower, each of the other Guarantors, and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Secured Parties shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Secured Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Secured Party.

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SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Secured Party of any sum adjudged to be so due in such other currency such Secured Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Secured Party in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Secured Party in the specified currency and (b) amounts shared with other Secured Parties as a result of allocations of such excess as a disproportionate payment to such other Secured Party under Section 2.18 of the Credit Agreement, such Secured Party agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 25. [Reserved]

SECTION 26. Swap Providers and Banking Services Providers. No Swap Provider or Banking Services Provider that obtains the benefits of this Guaranty by virtue of the provisions of this Guaranty or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action under this Guaranty or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Guaranty to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations and Secured Banking Services Obligations unless the Administrative Agent has received written notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Providers and Banking Services Providers. Each Swap Provider and Banking Services Provider that is not a party to this Guaranty shall, by accepting the benefits of this Guaranty, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII of the Credit Agreement for itself and its Affiliates as if a “Lender” party thereto.

SECTION 27. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Secured Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 27 for the maximum amount of such liability

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that can be hereby incurred without rendering its obligations under this Section 27 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations and undertakings of each Qualified ECP Guarantor under this Section 27 shall remain in full force and effect until the Guaranteed Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 27 constitute, and this Section 27 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of the Commodity Exchange Act.

SECTION 28. Amendment and Restatement. On the Effective Date, (a) this Guaranty shall amend and restate the Existing Guaranty in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder, and (b) the rights and obligations of the parties hereto evidenced by the Existing Guaranty shall be evidenced by this Guaranty.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

MARVASOL INC., a Delaware corporation

By:
Name:
Title:

[INSERT OTHER INITIAL GUARANTORS]

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Acknowledged and Agreed as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

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ANNEX I TO AMENDED AND RESTATED

SUBSIDIARY GUARANTEE AGREEMENT

FOR DOMESTIC SUBSIDIARIES

Reference is hereby made to the Amended and Restated Guarantee Agreement (the “Guaranty”) made as of February 1, 2017, by and among [NAMES OF INITIAL GUARANTORS] (collectively, the “Initial Guarantors”, and along with any additional Domestic Subsidiaries which become parties thereto and together with the undersigned, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [state of incorporation/organization] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR] has executed and delivered this Annex I counterpart to the Guaranty as of this      day of             , 20    .

[NAME OF NEW GUARANTOR]

By:
Its:

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EXHIBIT D-2

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

FOR FOREIGN SUBSIDIARIES

This SUBSIDIARY GUARANTEE AGREEMENT (this “Guaranty”) is made as of [            ], 20[    ], by and among each of the undersigned (the “Initial Guarantors” and along with any additional Foreign Subsidiaries (as defined in the Credit Agreement referred to below) which become parties to this Guaranty by executing a supplement hereto in the form attached hereto as Annex I, the “Guarantors”) in favor of the Administrative Agent (as defined below), for the ratable benefit of the Secured Parties (as defined below), under the Credit Agreement referred to below.

WITNESSETH

WHEREAS, LOGMEIN, INC., a Delaware corporation (“LMI”), the additional borrowers from time to time parties thereto (together with LMI, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) for itself and the other Lenders, have entered into that certain Amended and Restated Credit Agreement dated as of February 1, 2017 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Initial Guarantors execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment and performance when due of all Guaranteed Obligations (as defined below); and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to execute and deliver this Guaranty;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall also be true and correct in all material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) on and as of each date after the Effective Date of the making of a Loan on the occasion of any Borrowing or the issuance, amendment, renewal or extension of any

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Letter of Credit, each of which credit events occurring after the Effective Date shall be deemed to constitute the making by the Guarantors of such representations and warranties in such respects on and as of the date of such credit event) that:

(A) Such Guarantor is duly organized or incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization or incorporation, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or the equivalent thereof) in, every jurisdiction where such qualification is required.

(B) Such Guarantor has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. Such Guarantor’s execution and delivery of this Guaranty and performance of its obligations hereunder have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholders or other equity holders. This Guaranty has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(C) Neither the execution and delivery by such Guarantor of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or the government or governmental body of any countries or nations outside the United States of America (“Foreign Governmental Authority”), except such as have been obtained or made and are in full force and effect, (ii) violate any applicable U.S. and foreign law or regulation in any material respect, (iii) violate the charter, by-laws or other organizational documents of such Guarantor, (iv) violate any order of any Governmental Authority or Foreign Governmental Authority in any material respect, (v) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by such Guarantor, to the extent that such violation, default or right to require a payment could reasonably be expected to have Material Adverse Effect, (vi) result in the creation or imposition of any Lien on any asset of such Guarantor other than pursuant to the Loan Documents or (vii) would cause material adverse tax (including foreign tax) consequences to any Borrower or any Subsidiary.

In addition to the foregoing, each of the Guarantors covenants that, until the Payment in Full (as defined below) of the Guaranteed Obligations (as defined below), it will, and, if necessary, will enable the Borrowers to, fully comply with those covenants and agreements of the Borrowers applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3. The Guaranty. Each of the Guarantors hereby absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as surety, the full and punctual payment and performance when due

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(whether at stated maturity, upon acceleration or otherwise) of the following (collectively, the “Guaranteed Obligations”): (a) all Obligations of the Foreign Borrowers, including, without limitation, (i) the principal of and interest on each Loan made to any Foreign Borrower pursuant to the Credit Agreement, (ii) fees on each Letter of Credit issued to any Foreign Borrower pursuant to the Credit Agreement, (iii) any obligations of any Foreign Borrower to reimburse LC Disbursements and to provide cash collateral with respect to Letters of Credit, (iv) all other fees and other amounts payable by any Foreign Borrower under the Loan Documents, and (v) the punctual and faithful performance, keeping, observance, and fulfillment by each Foreign Borrower of all of the agreements, conditions, covenants, and obligations of such Foreign Borrower contained in the Loan Documents, and (b) all Secured Swap Obligations and Secured Banking Services Obligations of any Foreign Borrower; provided, however, that for any Guarantor, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Guarantor. Without limiting the generality of the foregoing, the “Guaranteed Obligations” shall include all interest, fees and other amounts described in foregoing definition accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding. Upon (x) the failure by any Foreign Borrower to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the relevant Loan Document, Swap Agreement or Banking Services Agreement. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance and is not a guaranty of collection.

As used in this Guaranty, the following terms have the meanings specified below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding US$10,000,000 at the time the relevant Guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 4. Guaranty Unconditional. The obligations of each Guarantor hereunder shall be absolute, irrevocable, unconditional and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (and, to the fullest extent permitted by applicable law, each Guarantor hereby absolutely, irrevocably and unconditionally waives any defenses (other than the defense that the Guaranteed Obligations have been Paid in Full (as defined below)) to enforcement it may now or hereafter have by reason of):

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or

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omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any waiver or amendment or other modification of any Loan Document, Swap Agreement or Banking Services Agreement, including, without limitation, any such modification which may increase the amount of, or the interest rates or fees applicable to, any of the Guaranteed Obligations or change any other term of the Guaranteed Obligations;

(C) any taking, exchange, release, impairment, surrender, compromise, settlement, waiver, subordination, amendment or other modification, with or without consideration, of any present or future security or collateral for the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any present or future security or collateral for the Guaranteed Obligations or any part thereof;

(D) any manner of sale, disposition or application of proceeds of any present or future security or collateral for the Guaranteed Obligations or any part thereof, or of any other assets, to all or part of the Guaranteed Obligations;

(E) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, examinership, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or any other guarantor of any of the Guaranteed Obligations;

(F) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions;

(G) the illegality or lack of enforceability or validity of the Guaranteed Obligations or any part thereof or the illegality or lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral now or at any time hereafter securing the Guaranteed Obligations or any part thereof, or any other illegality, invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to any Loan Document, Swap Agreement or Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or such other guarantor of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(H) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any present or future security or collateral for the Guaranteed Obligations or any part thereof, if any;

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(I) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document, Swap Agreement or Banking Services Agreement or otherwise;

(J) the failure of any Secured Party to disclose to such Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any other guarantor of any of the Guaranteed Obligations now or hereafter known to such Secured Party; each Guarantor hereby absolutely, irrevocably and unconditionally waiving any duty of the Administrative Agent and any other Secured Party to disclose such information;

(K) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (such statute and any successor statute, as in effect from time to time, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(L) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(M) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Administrative Agent or any other Secured Party for repayment of all or any part of the Guaranteed Obligations;

(N) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(O) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty except as provided in Section 5.

SECTION 5. Discharge Upon Payment In Full or Release: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until (a)(i) all Guaranteed Obligations described in clause (a) of the definition thereof have been paid and satisfied in full in cash (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements reasonably satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and (ii) the termination of all the Revolving Commitments and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) (collectively, “Paid in Full” or “Payment in Full”), or (b) with respect to any Guarantor, upon the release of such Guarantor pursuant to Section 9.02(d) of the Credit Agreement. If at any time any payment of the principal of or interest on any Loan, fees on any Letter of Credit, any Reimbursement Obligation or any other fee or other amount payable by any Foreign Borrower under any Loan Document, Swap Agreement or Banking Services Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, examinership or reorganization of such Foreign Borrower or any of its Affiliates or otherwise, each of the Guarantors’ obligations

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hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. In the case of examinership, the foregoing is subject at all times to compliance with the procedures set out in section 25 A of the Companies (Amendment) Act, 1990 (as amended). The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result such currency no longer exists or the relevant Guarantor is not able to make payment in such currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors hereby absolutely, irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.

(B) Additional Waivers. Notwithstanding anything herein to the contrary and to the fullest extent permitted by applicable law, each of the Guarantors hereby absolutely, irrevocably, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents, any Swap Agreement or any Banking Services Agreement or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents, Swap Agreements and Banking Services Agreements; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents, the applicable Swap Agreement or the applicable Banking Services Agreement) and demands to which such Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Secured Parties has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations have been Paid in Full) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

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(iv) (a) any rights to assert against the Administrative Agent and the other Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Secured Parties; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, legality, validity or enforceability of the Guaranteed Obligations or any part thereof or any present or future security or collateral therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Secured Parties’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Secured Parties of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Secured Parties by operation of law as a result of the Administrative Agent’s and the other Secured Parties’ intervention or omission; or the acceptance by the Administrative Agent and the other Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which defers or delays the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (b) any election by the Administrative Agent and the other Secured Parties under Section 1111(b) of Title 11 of the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors;

in each case, other than the Payment in Full of the Guaranteed Obligations.

SECTION 7. Subordination of Subrogation; and Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been Paid in Full, (x) the Guarantors (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties now have or may hereafter have against any Borrower, any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (y) the Guarantors waive any benefit of, and any right to participate in, any present or future security or collateral for the Guaranteed Obligations or any part thereof. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the Payment in Full of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed

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Obligations are Paid in Full. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Secured Parties and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations (each, an “Obligor”), or against any of their respective properties, in each case with respect to any “Intercompany Indebtedness” (as hereinafter defined), shall be subordinate and subject in right of payment to the prior Payment in Full of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal, interest and other amounts from any Obligor with respect to Intercompany Indebtedness, in each case made in the ordinary course of business. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations have been Paid in Full. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, examinership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall, in each case, while an Event of Default shall have occurred and is continuing, be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations have first been Paid in Full. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and while an Event of Default shall have occurred and is continuing but prior to the Payment in Full of the Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the Secured Parties. If such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that, except as otherwise permitted by the Credit Agreement, until the Guaranteed Obligations have been Paid in Full, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

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SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full of the Guaranteed Obligations, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the Payment in Full of the Guaranteed Obligations.

SECTION 9. Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar U.S. and foreign statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

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SECTION 10. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of any Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of LMI at the address of LMI set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Section 9.01.

SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns; provided, that, except as permitted pursuant to the Credit Agreement (or as permitted pursuant to the consent of the Lenders required pursuant to the Credit Agreement), no Guarantor shall have any right to assign its rights or obligations hereunder, and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 14. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 15. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY

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APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING HEREIN SHALL AFFECT ANY RIGHT THAT ANY HOLDER OF OBLIGATIONS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.

(B) EACH PARTY TO THIS AGREEMENT (AND EACH SECURED PARTY BY ACCEPTING THE BENEFITS OF THIS AGREEMENT) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (A) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. WITHOUT LIMITING THE FOREGOING, EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES LMI, AT ITS ADDRESS SET FORTH IN SECTION 9.01 OF THE CREDIT AGREEMENT, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF SUCH GUARANTOR, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY.

(D) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18. Expenses of Enforcement, etc. The Guarantors agree to reimburse the Secured Parties for any reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Secured Party) incurred by any Secured Party in connection with the collection of amounts due under this Guaranty and the enforcement or protection of its other rights in connection with this Guaranty, including its rights under this Section and all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations; provided that the Loans Parties shall only be required to pay the reasonable and documented out-of-pocket legal expenses of a single counsel for the Secured Parties and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such persons (and, in the case of a conflict of interest where the person or persons affected by such conflict informs LMI of such conflict, one additional single counsel for all similarly situated persons). The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Secured Parties on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 19. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Secured Party and any of its Affiliates may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement or the applicable Swap Agreement or Banking Services Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Secured Party or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Secured Party or any of its Affiliates.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrower, each of the other Guarantors, and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Secured Parties shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Secured Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any

Exhibit D-2 – Page 12

provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Secured Party.

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Secured Party of any sum adjudged to be so due in such other currency such Secured Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Secured Party in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Secured Party in the specified currency and (b) amounts shared with other Secured Parties as a result of allocations of such excess as a disproportionate payment to such other Secured Party under Section 2.18 of the Credit Agreement, such Secured Party agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 25. [Reserved]

SECTION 26. Swap Providers and Banking Services Providers. No Swap Provider or Banking Services Provider that obtains the benefits of this Guaranty by virtue of the provisions of this Guaranty or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action under this Guaranty or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Guaranty to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations and Secured Banking Services Obligations unless the Administrative Agent has received written notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Providers and Banking Services Providers. Each Swap Provider and Banking Services Provider that is not a party to this Guaranty shall, by accepting the benefits of this Guaranty, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII of the Credit Agreement for itself and its Affiliates as if a “Lender” party thereto.

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SECTION 27. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Secured Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 27 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 27 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations and undertakings of each Qualified ECP Guarantor under this Section 27 shall remain in full force and effect until the Guaranteed Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 27 constitute, and this Section 27 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of the Commodity Exchange Act.

[Signature Pages Follow]

Exhibit D-2 – Page 14

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[NAME OF INITIAL GUARANTOR]

By:
Name:
Title:

Exhibit D-2 – Page 15

Acknowledged and Agreed as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit D-2 – Page 16

ANNEX I TO

SUBSIDIARY GUARANTEE AGREEMENT

FOR FOREIGN SUBSIDIARIES

Reference is hereby made to the [Amended and Restated] Guarantee Agreement (the “Guaranty”) made as of [            ], 20[    ], by and among [NAMES OF INITIAL GUARANTORS] (collectively, the “Initial Guarantors”, and along with any additional Foreign Subsidiaries which become parties thereto and together with the undersigned, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [country of incorporation/organization] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR] has executed and delivered this Annex I counterpart to the Guaranty as of this      day of             , 20     .

[NAME OF NEW GUARANTOR]

By:
Its:

Exhibit D-2 – Page 17

EXHIBIT E

FORM OF INCREASING LENDER AGREEMENT

INCREASING LENDER AGREEMENT, dated             , 20     (this “Agreement”), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), the additional borrowers from time to time parties thereto (together with LMI, each a “Borrower” and collectively, the “Borrowers”), the Lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, LMI has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Revolving Commitments and/or one or more Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in an Incremental Term Loan;

WHEREAS, LMI has given notice to the Administrative Agent of its intention to [increase the Revolving Commitments] [and] [enter into one or more Incremental Term Loans] pursuant to Section 2.21; and

WHEREAS, pursuant to Section 2.21, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in an Incremental Term Loan] under the Credit Agreement by executing and delivering to LMI and the Administrative Agent this Agreement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.	The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Agreement it shall [have its Revolving Commitment increased by $ , thereby making the aggregate amount of its Revolving Commitment equal to $ ] [and] [participate in an Incremental Term Loan with a commitment amount equal to $ with respect thereto].

2.	LMI hereby represents and warrants that on the proposed date of the effectiveness of the increase in the Revolving Commitments and/or the Incremental Term Loan contemplated hereby, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are and shall be satisfied both before and immediately after giving effect to such increase in the Revolving Commitments and/or Incremental Term Loan and (B) the Borrowers are and shall be in pro forma compliance with each financial covenant set forth in Section 6.10 of the Credit Agreement as determined in the manner required by Section 2.21 of the Credit Agreement.

Exhibit E – Page 1

3.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

LOGMEIN, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit E – Page 2

EXHIBIT F

FORM OF AUGMENTING LENDER AGREEMENT

Dated as of [            ], 20[    ]

Reference is made to the Amended and Restated Credit Agreement, dated as of February 1, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LogMeIn, Inc., a Delaware corporation (“LMI”), each of the Additional Borrowers party thereto (together with LMI, each a “Borrower” and collectively, the “Borrowers”), the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, [                    ], a [                    ] (the “Additional Lender”), was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. Commitment to Lend.

(a) The Additional Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, as of the Additional Lender Effective Date (as defined below), become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $        ] [and] [a commitment with respect to Incremental Term Loans of $        ]. The Additional Lender’s [Revolving Commitment] [commitment with respect to Incremental Term Loans] expressed as a percentage of all [Revolving Commitments] [commitments with respect to Incremental Term Loans] of all Lenders as of the date hereof is [    ]%.

(b) LMI hereby represents and warrants that as of the Additional Lender Effective Date, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are and shall be satisfied both before and immediately after giving effect to the Additional Lender becoming a Lender for all purposes of the Credit Agreement and (ii) the Borrowers are and shall be in pro forma compliance with each financial covenant set forth in Section 6.10 of the Credit Agreement as determined in the manner required by Section 2.21 of the Credit Agreement.

2. Additional Lender’s Representations. The Additional Lender hereby represents and warrants to, and agrees with, the other parties to the Credit Agreement as follows:

(a) The Additional Lender has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.01.

(b) The extensions of credit made under the Credit Agreement are commercial loans and letters of credit and not investments in a business enterprise or securities. The Additional

Exhibit F – Page 1

Lender is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Augmenting Lender Agreement as a Lender, and to make, acquire or hold Loans under the Credit Agreement.

(c) The Additional Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning LMI and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Credit Agreement, any related agreement or any document furnished thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations under the Credit Agreement.

(d) The Additional Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

(e) The Additional Lender agrees that it will perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

(f) The Additional Lender is legally authorized to enter into this Augmenting Lender Agreement.

3. Additional Lender Effective Date. The effective date for this Augmenting Lender Agreement shall be [            ], 20[    ] (the “Additional Lender Effective Date”). Following the execution of this Augmenting Lender Agreement by the Additional Lender, the consent of the Administrative Agent, LMI and each Issuing Bank having been obtained (as applicable), and the other requirements set forth in Section 2.21(b) of the Credit Agreement having been satisfied, the Administrative Agent shall record in the Register the Additional Lender’s Commitment. Schedule 2.01 to the Credit Agreement shall thereupon be replaced as of the Additional Lender Effective Date by the Schedule 1 annexed hereto.

4. Rights Under Credit Agreement. Upon such acceptance and recording, from and after the Additional Lender Effective Date, the Additional Lender shall be a party to the Credit Agreement and, to the extent provided in this Augmenting Lender Agreement, have the rights and obligations of a Lender thereunder.

5. Governing Law. THIS AUGMENTING LENDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts; Electronic Execution. The provisions of Section 9.06 of the Credit Agreement as to counterparts and electronic execution are hereby incorporated into this Augmenting Lender Agreement by reference, mutatis mutandis, as if such provisions were fully set forth herein.

Exhibit F – Page 2

[Signature Page Follows]

Exhibit F – Page 3

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Augmenting Lender Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

LOGMEIN, INC., as Administrative Borrower

By:
Name:
Title:

[NAME OF RELEVANT PARTY][7]

By:
Name:
Title:

[7]	Consent of each Issuing Bank required, except in the case of an Incremental Term Loan

Exhibit F – Page 4